UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Marlin Business Services Corp.

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MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 30, 2019

To the Shareholders of Marlin Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on Thursday, May 30, 2019, at 9:00 a.m. at the office of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, PA 19103 for the following purposes:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To approve the compensation of the Corporation’s named executive officers on an advisory basis;

3.	To approve the Corporation’s 2019 Equity Compensation Plan and

4.	To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm.

In the proxyholder’s discretion, the proxyholder is authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 16, 2019, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

/s/ EDWARD R. DIETZ
Edward R. Dietz
Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or by attending the meeting and voting in person.

Dated: April 30, 2019

Important Notice Regarding Availability of Proxy Materials for the

Annual Meeting to be Held on May 30, 2019.

The Proxy Statement and Annual Report to Shareholders are available at

https://materials.proxyvote.com/571157

MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

PROXY STATEMENT

Introduction

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Thursday, May 30, 2019, at 9:00 a.m., at the office of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, PA 19103, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To approve the compensation of the Corporation’s named executive officers on an advisory basis;

3.	To approve the Corporation’s 2019 Equity Compensation Plan; and

4.	To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm.

In the proxyholder’s discretion, the proxyholder is authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

This Proxy Statement and related proxy card have been mailed on or about April 30, 2019, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on April 16, 2019, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 12,349,076 shares outstanding as of April 1, 2019.

Proxies and voting procedures

Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement; for the adoption, on an advisory basis, of the resolution approving the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Overview of the Corporation’s Executive Compensation Program”; for the approval of the Corporation’s 2019 Equity Compensation Plan, as described in the Proxy Statement under Proposal 3; for the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.

A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon and promptly return it to the Corporation.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Quorum and voting requirements

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

The following chart shows the proposals to be acted upon at the Annual Meeting, and the votes needed for the proposals to be adopted.

Proposal		Vote Required for Approval	Effect of Abstentions* on Vote	Broker Discretionary Voting Allowed?	Effect of Broker Non-Vote on Vote
1	Election of directors	Plurality. But if votes “withheld” exceed votes “for” a nominee, then nominee must tender resignation to Board (as described below)	Not applicable	No	No effect

2	Advisory vote on compensation of named executive officers	Majority of votes cast	No effect	No	No effect

3	Approval of the Corporation’s 2019 Equity Compensation Plan	Majority of votes cast	No effect	No	No effect

4	Ratification of appointment of independent registered public accounting firm	Majority of votes cast	No effect	Yes	No effect

*	Note: Abstentions are counted as present for determining whether a quorum is present for each proposal, where applicable.

At the Annual Meeting, in connection with Proposal 1 to elect directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast “for” or “withheld” with respect to each candidate nominated. Directors shall be elected by a plurality of the votes cast, which means that seven (7) director nominees receiving the highest number of votes “for” their election will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. However, the Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. See “Governance of the Corporation—Majority Voting in Director Elections/Director Resignation Policy.”

With respect to Proposal 2 regarding the advisory vote on executive compensation (“say-on-pay” vote), while the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

Proposal 3 regarding the approval of the Corporation’s 2019 Equity Compensation Plan, requires, under the Corporation’s Bylaws, the affirmative vote of a majority of the votes cast by those shareholders present in person or by proxy at the Annual Meeting. Any abstentions and broker non-votes will not be considered votes cast on Proposal 3 and, therefore, will have no effect.

With respect to Proposal 4 regarding the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm, while shareholder approval of this appointment is not required by law, the Corporation’s bylaws (the “Bylaws”) or otherwise, or binding on the Corporation, the Corporation intends to carefully consider the voting results of this proposal. The Corporation believes that its shareholders should be given the opportunity to express their views on the Corporation’s external financial accounting and therefore is submitting this matter to shareholder vote as a matter of good corporate practice. If the shareholders do not ratify the appointment of Deloitte as the Corporation’s independent auditor, the Audit and Risk Committee will consider this vote in determining whether to continue the engagement of Deloitte as its independent auditor.

Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares.

On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), or the approval of the Corporation’s 2019 Equity Compensation Plan (Proposal 3).

If you hold your shares in street name and you do not indicate how you want your shares voted in the election of directors, then your broker, bank or other nominee is not allowed to vote those shares on your behalf in the election of directors or other “non-routine” matters as they felt appropriate. Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote in the election of directors or other “non-routine” matters, no votes will be cast on your behalf. Such broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual “non-routine” proposal, and therefore will have no effect on the outcome of the vote on an individual “non-routine” proposal.

As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have no effect on the vote because under Pennsylvania law abstentions and broker non-votes are not considered votes cast. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

BOARD RECOMMENDATIONS

At the Annual Meeting, the Board of Directors recommends that the shareholders vote:

•

“FOR” Proposal 1: the election of John J. Calamari, Lawrence J. DeAngelo, Scott A. Heimes, Jeffrey A. Hilzinger, Matthew J. Sullivan, J. Christopher Teets and James W. Wert to serve on the Board of Directors until the next annual meeting of shareholders and until their successors are elected and qualified;

•	“FOR” Proposal 2: the adoption of the resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers;

•	“FOR” Proposal 3: the approval of the Corporation’s 2019 Equity Compensation Plan; and

•	“FOR” Proposal 4: the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for 2019.

GOVERNANCE OF THE CORPORATION

Governance Highlights

• Six out of seven of our directors are independent	• The Corporation has implemented proxy access
• Our Audit, Compensation, and Nominating Committees are 100% independent	• Shareholders have the same voting rights- one vote per share
• Our Chairman of the Board is an independent director who fosters effective collaboration among our independent directors and our CEO	• Director compensation is reviewed annually by our Compensation Committee to ensure competitiveness relative to our peers.
• Our Board and management are subject to a Code of Ethics and Business Conduct	• Our internal Disclosure Committee oversees the Corporation’s disclosure obligations to ensure timely and accurate reporting and support our disclosure controls and procedures processes
• All of our Directors attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served	• The Corporation has established a Management Risk Committee to oversee the risk profile and risk strategy of the Corporation
• Independent Board members meet regularly in Executive Session without management present	• The Corporation has adopted a director resignation policy applicable if the votes “withheld” exceed the votes “for” a nominee in an uncontested election

Board of Directors

Currently, the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) has seven (7) members. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Scott A. Heimes, Matthew J. Sullivan, J. Christopher Teets and James W. Wert are each independent directors. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. The standards applied by the Board in affirmatively determining whether a director is “independent” are those objective standards set forth in the listing standards of the Nasdaq Stock Market LLC (“NASDAQ”). Mr. DeAngelo, a non-employee independent director, serves as the Chairman of the Board. He was elected to that position in June 2014. The Board is responsible for ensuring that independent directors do not have a material relationship with the Corporation or any of the Corporation’s affiliates or any of our executive officers or their affiliates.

Board Independence

It is the policy of the Board and NASDAQ’s rules require listed companies to have a board of directors with at least a majority of independent directors, as defined under NASDAQ’s Marketplace Rules. The Board has affirmatively determined that each member of our Board (other than the Corporation’s Chief Executive Officer, Jeffrey A. Hilzinger), is an independent director, and all standing committees of the Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the Corporation and has not engaged in various types of business dealings with the Corporation. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Corporation with regard to each director’s business and other activities as they may relate to the Corporation and the Corporation’s management.

Board Leadership Structure

The Board believes that separating the roles of Chairman of the Board and Chief Executive Officer strengthens the independence of each role and enhances overall corporate governance. As a result, in June 2014, the Board elected an independent director, Lawrence J. DeAngelo, to serve as the Board’s second non-executive Chairman of the Board. The Board believes that separating the Chief Executive Officer and Chairman of the Board positions provides the Corporation with the right foundation to pursue the Corporation’s objectives.

Majority Voting in Director Elections/Director Resignation Policy

In April 2014, the Board adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. The Nominating and Governance Committee will consider such tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and, if such tendered resignation is rejected, the rationale behind the decision, within 90 days following certification of the shareholder vote. The Nominating and Governance Committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant, including as a principal factor whether the issue(s) that caused the high withhold/against vote have been or will be addressed. Notwithstanding the foregoing, to the extent a director has received a greater number of votes “withheld” from his or her election than votes “for” such election in an uncontested election in two consecutive elections, the Board will accept such tendered resignation.

The director who has tendered his or her resignation will not participate in the Nominating and Governance Committee’s or the Board’s deliberations or decision with respect to the tendered resignation, but shall remain active and engaged in all other committee deliberations and decisions pending completion of the Nominating and Governance Committee and Board process. If a majority of the members of the Nominating and Governance Committee are required to tender resignations pursuant to our director resignation policy following any election, then the independent directors that are not required to tender their resignations will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and making a recommendation to the Board. In addition, if the only directors who are not required to tender resignations pursuant to the policy following any election constitute three or fewer directors, then all directors may participate in the Board action regarding whether to accept the tendered resignations.

Shareholder Nominations

Our Bylaws permit shareholders to submit director nominations for consideration at an annual meeting. Such nominations are subject to certain eligibility, procedural and disclosure requirements set forth in Article II Section 2.3 of the Bylaws, including the requirement that the notice of such nominations to the Corporate Secretary of the Corporation must delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days prior to the anniversary date of the previous year’s annual meeting, provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, then notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. A copy of the Bylaws can be obtained from the Corporation’s Corporate Secretary at 300 Fellowship Road, Mount Laurel, NJ 08054.

In addition, our Bylaws provide for proxy access for properly nominated directors under certain circumstances. Article II Section 2.15 of the Bylaws permits a shareholder who has owned shares of the Corporation, or a group of up to 20 shareholders, representing an aggregate of at least three percent of the voting power entitled to vote in the election of directors continuously for at least three years (an “Eligible Shareholder”) to nominate and include in the Corporation’s annual meeting proxy materials director nominees in a number up to 25 percent of the Board of the Directors in office as of the last day on which a proxy access notice may be delivered under the Bylaws, provided the nominating shareholder(s) and the director nominee(s) satisfy all of the specified eligibility and other requirements in Section 2.15 of the Bylaws. The proxy access provision may only be used in connection with an annual meeting of shareholders. To use the proxy access provision, a shareholder must provide the Corporation with a notice of proxy access nomination and other important information, which must include certain representations and agreements by the shareholder, no earlier than one hundred and fifty (150) and no later than one hundred and twenty (120) days before the first anniversary of the date the Corporation mailed its proxy statement for the prior year’s annual meeting of shareholders; provided, however, that in the event that the annual meeting is not scheduled to be held within a period that commences thirty (30) days before and ends sixty (60) days after the first anniversary date of the previous year’s annual meeting, then the proxy access notice must be so delivered to, and received by, the Corporate Secretary of the Corporation no earlier than one hundred and eighty (180) days and no later than the tenth (10th) day following the date such annual meeting is first publicly announced or disclosed. The required information includes, but is not limited to, shareholder statements verifying qualifying stock ownership as of the date of the notice of proxy access nomination and a copy of the shareholder’s Schedule 14N as filed with the Securities and Exchange Commission (the “SEC”). The required representations and agreement include, but are not limited to, the shareholder’s lack of intent to change or influence control at the Corporation and intent to maintain qualifying stock ownership through the date of the annual meeting. The Corporation may also require each shareholder nominee to provide any additional information that may be reasonably requested to determine if such nominee is independent or that may be reasonably required to determine the eligibility of such nominee to serve as a director of the Corporation.

Shareholder Proposals

Our Bylaws permit shareholders to submit proposals for consideration at future shareholder meeting. Such proposals are subject to certain eligibility, procedural and disclosure requirements set forth in Article II Section 2.3 of the Bylaws, including the requirement that the notice of such proposals to Corporate Secretary of the Corporation must delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred and twenty (120) days prior to the date of the Corporation’s proxy statement released to shareholders in connection with the previous year’s annual meeting, provided, however, that in the event that the current year’s annual meeting has been changed by more than thirty (30) days from the date of the previous year’s meeting, then notice by the shareholder to be timely must be so received within a reasonable time before the Corporation begins to print and mail its proxy materials. Committees

The Corporation has three standing committees: the Audit and Risk Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit and Risk Committee.    The Audit and Risk Committee of the Board (the “Audit and Risk Committee”) currently consists of four independent directors: Messrs. Calamari (chairman), Sullivan, Teets and Wert. The Board has determined that Messrs. Calamari, Sullivan, Teets and Wert each qualify as an audit committee financial expert as defined under current rules and regulations of the SEC and under NASDAQ listing standards, and that all the members of the Audit and Risk Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards.

The Audit and Risk Committee’s primary purpose is to assist the Board in overseeing and reviewing:

(1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies;

(2) the adequacy of the Corporation’s internal accounting systems and financial controls;

(3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and

(4) the Corporation’s compliance with law and ethics programs as established by management and the Board. In this regard, the Audit and Risk Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication.

The Board has adopted a written charter for the Audit and Risk Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.

Compensation Committee.    The Compensation Committee of the Board (the “Compensation Committee”) currently consists of four independent directors: Messrs. Wert (chairman), DeAngelo, Sullivan and Teets.

The functions of the Compensation Committee include:

•	evaluating the performance of the Corporation’s named executive officers and approving their compensation;

•	preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement;

•	reviewing and approving compensation plans, policies and programs and considering their design and competitiveness; and

•	reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate.

The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan, as Amended (the “2003 Equity Plan”), the Corporation’s 2014 Equity Compensation Plan (the “2014 Equity Plan”) and the Corporation’s 2012 Employee Stock Purchase Plan and, if approved by the shareholders at the Annual Meeting, will administer the Corporation’s 2019 Equity Compensation Plan. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com.

Nominating and Governance Committee.    The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of four independent directors: Messrs. DeAngelo (chairman), Calamari, Sullivan and Wert. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s Annual Meeting of Shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its committees, and will annually recommend to the Board nominees for each committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com.

The Nominating Committee has determined that no one single criterion should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skill set” of an individual. In considering potential nominees for director, the Nominating Committee will consider each potential nominee’s personal abilities and qualifications, independence, knowledge, judgment, character, leadership skills, education and the diversity of such nominee’s background, expertise and experience in fields and disciplines relevant to the Corporation, including financial literacy or expertise. In addition, potential nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Corporation. The Nominating Committee considers all of these qualities when selecting, subject to ratification by the Board, potential nominees for director.

The Board views both demographic and geographic diversity among the directors as desirable. The Board does not have a formal diversity policy, but the Nominating Committee takes into account a candidate’s ability to contribute to the cognitive diversity of backgrounds on the Board. To this end, we consider attributes such as race, ethnicity, gender, age, cultural background and professional experience. The Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. In 2017, the Board retained Korn Ferry, a leading global recruiting firm to perform a board assessment with an emphasis on diversity.

The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation, reviewing the Board and Committee Assessments completed by the directors and, when deemed advisable by the Nominating Committee, engaging third parties to assist in identifying and evaluating potential nominees.

The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

Risk Management Oversight

The Corporation is subject to a variety of risks, including credit risk, liquidity risk, operational risk, regulatory risk, reputational risk and market risk. The Board oversees risk management through a combination of processes.

The Audit and Risk Committee, in conjunction with the Corporation’s management team, has developed risk management processes intended to:

•	timely identify the material risks that the Corporation faces;

•	communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee;

•	implement appropriate and responsive risk management strategies consistent with Corporation’s risk profile; and

•	integrate risk management into the Corporation’s decision-making.

The Board regularly reviews information regarding the Corporation’s credit, liquidity and operations, as well as the risks associated with each, during the Board meetings scheduled throughout the year.

The Corporation has established a Management Risk Committee (“Risk Committee”). The Risk Committee is comprised of the following voting members: the Corporation’s Chief Executive Officer, Chief Risk Officer, Chief Financial Officer, Chief Sales Officer, General Counsel, Senior Vice President of Portfolio Management, and the President of the Corporation’s wholly owned bank subsidiary, Marlin Business Bank. In addition, the Risk Committee is also comprised of the following non-voting members: the Corporation’s Chief Marketing Officer, Chief Information Officer, the Chief Lending Officer of Marlin Business Bank, the Corporation’s Senior Vice President of Data Analytics, two Vice Presidents in the Corporation’s Credit Risk department, the Assistant Vice Presidents in the Corporation’s Credit Risk department and the Assistant Vice President of the Corporation’s Customer Servicing Department. The Risk Committee is the ultimate arbiter in the measurement of risk and is the guardian of the risk taken within the Corporation and the Corporation’s subsidiaries. The Risk Committee’s main task is to oversee the risk profile and risk strategy of the Corporation by defining the risk appetite, defining the risk strategy, and actively monitoring the risk performance against the risk appetite and strategy as defined by the Risk Committee’s Charter. The Charter is subject to approval by the Corporation’s Board of Directors and it provides insight into the Risk Committee’s: a) Mission, b) Hierarchical Relationships, c) Mandates d) Membership / Modalities and e) Responsibilities / Accountabilities.

The Audit and Risk Committee, in consultation with the management, the independent registered public accountants and the internal auditors, also discusses the Corporation’s policies and guidelines regarding risk assessment and risk management, as well as the Corporation’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee considers the risks that may be presented by the structure of the Corporation’s compensation programs and the metrics used to determine individual compensation under that program. Among its other duties, the Nominating and Governance Committee develops corporate governance guidelines applicable to the Corporation and recommends such guidelines or revisions of such guidelines to the Board. The Nominating and Governance Committee reviews such guidelines at least annually and, when necessary or appropriate, recommends changes to the Board. The Board believes that the present leadership structure, along with the Corporation’s corporate governance policies and procedures, permits the Board to effectively perform its role in the risk oversight of the Corporation.

Compensation Risk Assessment

As part of its oversight of the Corporation’s executive compensation program and in light of regulatory guidance on sound incentive compensation policies, the Compensation Committee considers the impact of the Corporation’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Corporation’s risk profile. In addition, the Corporation reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Corporation. Based on this review, the Compensation Committee has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Corporation.

Whistleblower Procedures

The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit and Risk Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit and Risk Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.

Code of Ethics and Business Conduct

All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted on the investor relations section of the Corporation’s website at www.marlincapitalsolutions.com. The purpose of the Code is to establish standards to deter wrongdoing and to promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including our principal executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit and Risk Committee. The Code is available free of charge on the investor relations page of the Corporation’s website at www.marlincapitalsolutions.com. We intend to post on our website any amendments and waivers to the Code that are required to be disclosed by SEC rules, or file a Form 8-K, Item 5.05, to the extent required by NASDAQ listing standards.

Board and Committee Meetings

From January 1, 2018 through December 31, 2018, there were eight meetings of the Board of Directors, five meetings of the Audit and Risk Committee, four meetings of the Compensation Committee and two meetings of the Nominating and Governance Committee. All of our Directors attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Each director attended the Corporation’s 2018 Annual Meeting of Shareholders telephonically.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Our Executive Officers

The names of our current executive officers, their ages as of March 1, 2019, and their positions are shown below:

Name	Age	Principal Occupation

Jeffrey A. Hilzinger	60	President and Chief Executive Officer

Edward R. Dietz	44	Senior Vice President of Administration, General Counsel and Secretary

Louis E. Maslowe	55	Chief Risk Officer and Senior Vice President

Gregory L. Sting	56	Chief Operations Officer and Senior Vice President

Michael R. Bogansky	41	Chief Financial Officer and Senior Vice President

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the Corporation’s directors or executive officers and any other director or executive officer of the Corporation or its subsidiaries.

Mr. Hilzinger has been Marlin’s Chief Executive Officer, President and Director since June 2016. Mr. Hilzinger was most recently President of EverBank Commercial Finance, Inc. From 2010 until 2013, Mr. Hilzinger served as Chief Operating Officer of EverBank Commercial Finance, Inc. From 2008 until 2010, Mr. Hilzinger served as Chief Financial Officer of Tygris Vendor Finance. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as Chief Financial Officer from 2004 until 2008. In 2002, Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Mr. Hilzinger earned a bachelor’s degree in Economics from the University of Michigan in 1979.

Mr. Dietz has been our General Counsel since May 25, 2011. In November 2013, Mr. Dietz became the Senior Vice President of Administration of Marlin, and in March 2014, he became the Secretary of Marlin. From July 2010 to May 2011, Mr. Dietz was our Assistant General Counsel. Prior to joining the Corporation, from 2008 to 2010, Mr. Dietz was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including mergers, acquisitions and outsourcing transactions. From 2004 to 2008, Mr. Dietz was an associate at Foley & Lardner LLP in the firm’s Business Law Department where he worked on a variety of corporate transactions, including financings, restructurings, mergers, acquisitions and public offerings. From 2001 to 2004, Mr. Dietz attended law school. From 1997 to 2001, Mr. Dietz worked in the group employee benefits industry. Mr. Dietz received a B.A., magna cum laude, in political science from Gettysburg College and a law degree from the University of Michigan Law School. Mr. Dietz is licensed to practice law in Pennsylvania.

Mr. Maslowe joined the Corporation in January 2017 as Chief Risk Officer. Mr. Maslowe manages all of Marlin’s underwriting practices, policies, procedures, risk appetite and overall credit risk management across all of Marlin’s businesses. Mr. Maslowe has an extensive background in commercial finance with over 30 years of credit experience. Prior to joining Marlin, he was Senior Vice President and Chief Risk Officer of the Americas

for DLL, a global provider of asset-based financial solutions and a wholly owned subsidiary of Rabobank Group from 2005 until January 2017. In his role at DLL, Mr. Maslowe was responsible for all credit adjudication, enterprise risk management and credit scorecard management for the Americas. In addition, he served as Co-Chairman of the Global Model Risk Committee and was a member of DLL’s Global Risk, Credit and Audit Committees. Previously, Mr. Maslowe held senior leadership positions in credit and risk management with several other leading bank owned, independent and captive leasing companies.

Mr. Sting joined the Corporation in late 2014 to manage the Corporation’s lease and loan portfolio and drive improvements in the servicing departments. Prior to joining the Corporation, Mr. Sting worked for seven years for CIT Group in Jacksonville, Florida. In 2007, he joined CIT Group as Vice President of Operations for Vendor Healthcare and through the subsequent four years was given various promotions. By July 2011, Mr. Sting became the Chief Operations Officer of CIT Finance LLC. Mr. Sting’s areas of responsibility in this role included collections, customer care, bad debt recovery, accounts payable, accounts receivable, booking, sales support, onboarding and asset management. Prior to working at CIT, Mr. Sting held various positions with Dana Commercial Credit in Ohio, including his final position there as Corporate Director. Mr. Sting earned his Bachelor of Business Administration from Heidelberg College in Ohio and earned an Executive MBA from Bowling Green State University in Ohio. Mr. Sting has also completed the Executive Development Program at the University of Michigan as well as Lean Process Excellence training at the University of Kentucky/Toyota.

Mr. Bogansky joined the Corporation on February 1, 2019 as Chief Financial Officer and Senior Vice President. Prior to joining the Corporation, Mr. Bogansky worked for PHH Corporation, a New York Stock Exchange listed company (“PHH”), where he was most recently Senior Vice President and Chief Financial Officer from March 2017 until PHH was acquired by Ocwen Financial Corporation on October 4, 2018. Prior to that, Mr. Bogansky served as the Senior Vice President and Controller of PHH since April 4, 2014. Mr. Bogansky joined PHH’s subsidiary, PHH Mortgage Corporation (“PHH Mortgage”), in 2003 as Manager, Financial Reporting and held roles of increasing responsibility in the accounting and finance functions of PHH and its subsidiaries, including serving as Vice President, Financial Reporting of PHH Mortgage from 2009 to 2010, as PHH’s Vice President and Assistant Controller from 2010 to 2012 and as PHH’s Vice President and Controller from to 2012 until 2014. Prior to joining PHH in 2003, Mr. Bogansky served as a Senior Auditor with Deloitte & Touche LLP, which currently serves as the Company’s independent registered public accounting firm.

Proposal 1:

ELECTION OF DIRECTORS

Nominees for Election

In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is eight (8) with one vacancy.

Consequently, at the Annual Meeting, the Corporation’s shareholders are being asked to elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.

After the Annual Meeting, there will remain one vacancy on the Board of Directors as the Nominating and Governance Committee has not identified a candidate to fill the remaining independent board member vacancy, but continually searches for candidates. Under the terms of our Amended and Restated Articles of Incorporation and Bylaws, the Board of Directors may fill a board of director vacancy at any time.

All seven (7) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors previously elected as directors by the Corporation’s shareholders. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all of the nominees will be available to serve.

For each of the seven (7) nominees for election at the Annual Meeting, set forth below is biographical and other information as of March 1, 2019, as to each nominee’s positions and offices held with the Corporation, principal occupations during the past five years, directorships of public companies and other organizations held during the past five years and the specific experience, qualifications, attributes or skills that, in the opinions of the Nominating and Governance Committee and the Board of Directors, make each nominee qualified to serve as a director of the Corporation:

Name	Age	Principal Occupation	Director Since

John J. Calamari	64	Former Executive Vice President and Chief Financial Officer of J.G. Wentworth	2003
Lawrence J. DeAngelo (Chairman)	52	Managing Director of Houlihan Lokey, Inc., an Investment Bank	2001
Scott A. Heimes	49	Chief Marketing Officer at Zipwhip	2015
Jeffrey A. Hilzinger	60	President and Chief Executive Officer of the Corporation	2016
Matthew J. Sullivan	61	Partner with Peachtree Equity Partners	2008
J. Christopher Teets	46	Partner of Red Mountain Capital Partners LLC.	2010
James W. Wert	72	Managing Member & CEO of CM Wealth Advisors LLC	1998

John J. Calamari:

Biography.    Mr. Calamari has been a director since November 2003. Since November 2009, Mr. Calamari has served as an independent consultant in accounting and financial matters for various clients in diverse industries. Mr. Calamari served as the Executive Vice President and Chief Financial Officer of J.G. Wentworth from March 2007 until November 2009. Prior to that time, Mr. Calamari was Senior Vice President, Corporate Controller of Radian Group Inc., where he oversaw Radian’s global controllership functions, a position he held after joining Radian in September 2001. From 1999 to August 2001, Mr. Calamari was a consultant to the financial services industry, where he structured new products and strategic alliances, established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985 where he earned his certified public accountant license (currently non-active status). In addition, Mr. Calamari served as a director of Advanta National Bank, Advanta Bank USA and Credit One Bank. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.

Qualifications.    Mr. Calamari has over 40 years of banking and financial experience, including five years serving in the role of Chief Financial Officer for a bank and a financial services company. Mr. Calamari achieved the level of certified public accountant, and he has served as Chairman of the Corporation’s Audit and Risk Committee since July 2004. He has seven years of past service as a director of several non-public banks and financial services companies. Mr. Calamari currently serves on the Nominating and Governance Committee of the Corporation. Mr. Calamari has also had leadership positions with various community organizations. The Board has determined that Mr. Calamari is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Calamari’s independence, his banking and financial experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Calamari should serve as a director of the Corporation.

Lawrence J. DeAngelo:

Biography.    Mr. DeAngelo has been a director since July 2001 and has served as the Chairman of the Board since June 2014. Mr. DeAngelo is a Managing Director with Houlihan Lokey Inc., an Investment Bank, and is based in Atlanta, Georgia. From 2010 to 2016, Mr. DeAngelo was a Managing Director with Sun Trust Robinson Humphrey, and Investment Bank based in Atlanta, Georgia. Mr. DeAngelo served as a Managing Director with Roark Capital Group, a private equity firm based in Atlanta, Georgia from 2005 until January 2010. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.

Qualifications.    Mr. DeAngelo has over 26 years of experience as an investment banker and private equity professional, including 17 years serving in the role of Managing Director for a variety of private equity firms. He served as Chairman of the Corporation’s Nominating and Governance Committee from November 2003 to March 2009. Mr. DeAngelo served as Chairman of the Corporation’s Compensation Committee from March 2009 to June 2014. He currently serves on the Corporation’s Nominating and Governance Committee (as Chairman) and on the Compensation Committee. He has served as a director of 10 privately held companies. The Board has determined that Mr. DeAngelo is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. DeAngelo’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. DeAngelo should serve as a director of the Corporation.

Scott A. Heimes:

Biography.     Mr. Heimes has been a director of the Corporation since April 2015. Mr. Heimes is the Chief Marketing Officer at Zipwhip. From 2015 to 2018, Mr. Heimes was the Chief Marketing Officer for SendGrid, Inc. From 2012 to 2015, Mr. Heimes was the Chief Marketing Officer for Digital River, Inc., a global ecommerce, payments, and marketing services provider. From 2009 to 2012, Mr. Heimes worked as a Chief Marketing Officer for WebMD Health Corp. and from 2006 to 2009, Mr. Heimes worked with UnitedHealth Group in a variety of senior marketing roles. Mr. Heimes has worked in various other executive management positions between 1998 and 2006 with most of that time was spent in marketing roles. In 1991, Mr. Heimes received his undergraduate degree in English literature with a minor in French and Business Administration from the University of St. Thomas in St. Paul, Minnesota.

Qualifications.     The Board has determined that Mr. Heimes is an independent director. The Board views Mr. Heimes’ independence, his business and marketing experience, and his demonstrated leadership roles in business activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Heimes should serve as a director of the Corporation.

Jeffrey A. Hilzinger:

Biography.    Mr. Hilzinger has been the Corporation’s Chief Executive Officer, President and Director since June 2016. Mr. Hilzinger was most recently President of EverBank Commercial Finance, Inc. From 2010 until

2013, Mr. Hilzinger served as Chief Operating Officer of EverBank Commercial Finance, Inc. From 2008 until 2010, Mr. Hilzinger served as Chief Financial Officer of Tygris Vendor Finance. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as Chief Financial Officer from 2004 until 2008. In 2002, Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Mr. Hilzinger earned a bachelor’s degree in Economics from the University of Michigan in 1979.

Qualifications. Mr. Hilzinger has over 39 years of experience in financial services, including over 14 years in the equipment leasing industry. Mr. Hilzinger is Chief Executive Officer and has served as Director of the Corporation since joining the Corporation in June 2016. The Board views Mr. Hilzinger’s leadership ability along with his significant industry knowledge and broad financial services expertise as important qualifications, skills and experience for the Board’s conclusion that Mr. Hilzinger should serve as director of the Corporation.

Matthew J. Sullivan:

Biography.    Mr. Sullivan has been a director since April 2008. Mr. Sullivan is a Partner with Peachtree Equity Partners (“Peachtree”), a private equity investment firm. Mr. Sullivan co-founded Peachtree in 2002. From 1994 to 2002, Mr. Sullivan held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, the most recent of which was Managing Director. From 1983 to 1994, Mr. Sullivan worked in the Corporate Finance Department at Kidder, Peabody & Co. and previously with Arthur Andersen & Company where he earned his certified public accountant license (currently non-active status). Mr. Sullivan received his undergraduate degree in finance from the University of Pennsylvania and his MBA from Harvard Business School.

Qualifications.    Mr. Sullivan has over 30 years of experience as an investment banker and private equity professional, including over 16 years serving in the role of Managing Director for a variety of private equity firms. He has over 10 years of past service as a director of privately held companies. Mr. Sullivan currently serves on the Corporation’s Audit and Risk Committee, Compensation Committee and Nominating and Governance Committee. Mr. Sullivan has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Sullivan is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Sullivan’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Sullivan should serve as a director of the Corporation.

J. Christopher Teets:

Biography.    Mr. Teets has been a director since May 2010. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC (“Red Mountain”), an investment firm, since February 2005. Before joining Red Mountain in 2005, Mr. Teets was an investment banker at Goldman Sachs & Co. Prior joining Goldman Sachs in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Air Transport Services Group, Inc. and Nature’s Sunshine Products, Inc. and previously served on the board of directors of Affirmative Insurance Holdings, Inc., Yuma Energy, Inc. and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics.

Qualifications.    Mr. Teets has over 20 years of experience as an investment banker and investment professional, which includes advising and investing in financial institutions. Mr. Teets’ experience also includes 14 years serving as a Partner for an investment firm. He has 12 years of service as a director of other public companies and currently sits on the boards of two such companies. Mr. Teets currently serves on both the Corporation’s Audit and Risk Committee and Compensation Committee. In considering the independence of Mr. Teets, the Board considered the fact that he is a Partner of Red Mountain, the beneficial owner (via certain affiliates) of approximately 23.65% of the Corporation’s outstanding shares (reported as of December 22, 2014), and concluded that his relationship with Red Mountain does not impact his independence as a director of the Corporation. In reaching this conclusion, the Board took into account the fact that the Red Mountain and certain of its affiliates made certain customary passivity commitments to the Federal Reserve Board in a commitment letter to ensure that Red Mountain and such affiliates will not, without the prior approval of the Federal Reserve Board or its staff, (i) exercise or attempt to exercise a controlling influence over the management or policies of the Corporation or any of its subsidiaries, (ii) own, control or hold with power to vote securities that represent 25% or more of any class of voting securities of the Corporation or any of its subsidiaries, (iii) propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the Corporation’s management or Board, (iv) solicit or participate in soliciting proxies with respect to any matter presented to the Corporation’s shareholders or (v) dispose or threaten to dispose (explicitly or implicitly) of equity interests of the Corporation in any manner as a condition or inducement of specific action or non-action by the Corporation, among other things. The Board has determined that Mr. Teets is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Teets’ independence, his investment banking and public and private investing experience, his experience with financial institutions, his experience as a director of other public companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. Teets should serve as a director of the Corporation.

James W. Wert:

Biography.    Mr. Wert has been a director since February 1998. Mr. Wert is Managing Member and CEO of CM Wealth Advisors LLC f/k/a Clanco Management Corp., which is a wealth management and investment advisory firm headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982. Mr. Wert also serves as lead Director of Park-Ohio Holdings Corp.

Qualifications.    Mr. Wert has over 29 years of experience in the banking and financial services industries, including 20 years as a senior officer of a bank. He served as Chairman of the Corporation’s Audit and Risk Committee from November 2003 to July 2004. Mr. Wert presently serves as Chairman of the Corporation’s Compensation Committee and on the Corporation’s Audit and Risk Committee and Nominating and Governance Committee. He has over 21 years of service as a director of public companies, and has also spent over 18 years serving on the boards of several non-public entities. Mr. Wert has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Wert is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Wert’s independence, his banking and financial services experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Wert should serve as a director of the Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote “FOR” the seven (7) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Proposal 2:

ADVISORY APPROVAL OF OUR NAMED EXECUTIVE OFFICERS’ PAY

In accordance with Section 14A of the Exchange Act, we ask that shareholders vote, on an advisory basis, to approve the compensation paid to our named executive officers as described in this proxy statement.

Why the Board recommends a vote FOR the “say-on-pay” proposal. The Board believes that the Corporation’s executive compensation program is effective and aligned with shareholders’ interests. In 2017, the Corporation instituted a new rigorous performance based approach to its compensation programs. The following highlights key objectives of our executive pay program:

•	Balances short-term and long-term performance goals and commensurate rewards.

•	Aligns the interests of our executives and our shareholders to create long-term value.

•	Enables the Corporation to attract and retain key executive talent.

Impact of the “say-on-pay” vote. This advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

We hold “say-on-pay” votes annually in support of our Board’s policy. The next “say-on-pay” vote will occur at the Corporation’s 2020 annual meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the adoption of the above resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2019, by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers in the Summary Compensation Table below;

•	each of our directors; and

•	all of our named executive officers and directors as a group.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Named Executive Officers and Directors
Jeffrey A. Hilzinger(1)	74,934	*
W. Taylor Kamp, Jr.(1)	21,278	*
Edward R. Dietz(1)	27,628	*
Louis E. Maslowe(1)	22,587	*
Gregory L. Sting(1)	11,152	*
John J. Calamari	45,863	*
Lawrence J. DeAngelo	189,768	*
Scott A. Heimes	10,309	*
Matthew J. Sullivan(2)	275,381	2.23
J. Christopher Teets(3)	27,862	*
James W. Wert	71,140	*
All named executive officers and directors as a group (11 persons)(1)	777,902	6.31
Beneficial Owners of More Than 5% of Common Stock
BlackRock Inc.(4) 55 East 52nd Street New York, NY 10055	654,569	5.3
Basswood Capital Management, L.L.C.(5) 64 Madison Avenue, 10th Floor New York, NY 10022	706,546	5.7
Dimensional Fund Advisors LP.(6) Building One 6300 Bee Cave Road Austin, TX 78746	1,044,991	8.43
Broad Run Investment Management, LLC(7) 1530 Wilson Blvd, Suite 530 Arlington, VA 22209	1,216,217	9.8
Red Mountain Capital Partners LLC(8) 10100 Santa Monica Blvd, Ste. 925 Los Angeles, CA 90067	2,976,925	23.65

*	Represents less than 1%.

(1)	Includes, where applicable, shares held in the 2012 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Plan and the 2014 Equity Plan.

(2)

Includes 234,483 reported shares owned by Peachtree CIP, L.P., whose general partner is Peachtree Equity Management, LLC (the “General Partner”). Mr. Sullivan is the Managing Director of the General Partner and could be deemed to be an indirect holder of the shares. Mr. Sullivan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(3)

The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”), as described in footnote 9 below. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

(4)

The shares reported as beneficially owned by BlackRock Inc. (“BlackRock”) are reported as of December 31, 2018, based solely on a Schedule 13G filed by BlackRock on February 7, 2019. BlackRock reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. BlackRock disclaims beneficial ownership of the shares reported.

(5)	The shares reported as beneficially owned by Basswood Capital management, L.L.C. (“Basswood”) are reported as of December 31, 2018, based solely on a Schedule 13G filed by BlackRock on February 11,

2019. BlackRock reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. BlackRock disclaims beneficial ownership of the shares reported.

(6)

The shares reported as beneficially owned by Dimensional Advisors LP (“Dimensional”) are reported as of December 31, 2018, based solely on a Schedule 13G filed by Dimensional on February 8, 2019. Dimensional reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Dimensional disclaims beneficial ownership of the shares reported.

(7)

The shares reported as beneficially owned by Broad Run Investment Management, LLC (“Broad Run”) are reported as of December 31, 2018, based solely on a Schedule 13G filed by Broad on February 14, 2019. Broad Run reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Broad Run disclaims beneficial ownership of the shares reported. As of December 31, 2018, Hennessy Focus Fund, a series of The Hennessy Funds Trust, an investment company registered under the Investment Company Act of 1940, may be deemed to beneficially own 5% or more of the total shares reported by Broad Run.

(8)

The shares reported as beneficially owned by Red Mountain are reported as of December 22, 2014, based solely on a Schedule 13D/A (Amendment No. 4 to Schedule 13D) jointly filed on December 22, 2014 by Red Mountain and certain of its related persons. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of all shares of the Corporation beneficially owned by Red Mountain.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Corporation’s Executive Compensation Program

Executive Summary.     In 2018, the Corporation continued the executive compensation programs put into place in 2017, which programs are designed to attract and retain talented executives and reward them for achieving near term and long term strategic objectives. These objectives are aligned with the long-term interests of our shareholders.

The Named Executive Officers of the Corporation for 2018 are:

•	Jeffrey A. Hilzinger, President and CEO (and Interim CFO from September 4, 2018 through December 31, 2018);

•	W. Taylor Kamp, Jr., former Senior Vice President and Chief Financial Officer (left the Corporation on December 31, 2018);

•	Edward R. Dietz, Senior Vice President of Administration, General Counsel and Secretary;

•	Louis E. Maslowe, Senior Vice President and Chief Risk Officer; and

•	Gregory L. Sting, Chief Operations Officer and Senior Vice President.

Pay-for-Performance in 2018.

The Corporation delivered strong performance in 2018:

•

We built on the Corporation’s 2.0 vision including the implementation of our indirect and direct originations platforms, creating greater efficiencies in our core operations, and investing in our talent.

•	Net income of $25.0 million was reported for the year ended December 31, 2018, resulting in diluted earnings per share of $2.00.

•	Return on average assets was 2.29% for the year ended December 31, 2018.

•	Return on average equity was 13.27% for the year ended December 31, 2018.

The Corporation’s strong performance and rigorous goal setting was reflected in the incentive amounts earned with respect to the fiscal year. The Named Executive Officers (excluding Mr. Kamp, who terminated employment during the fiscal year) earned annual cash incentive payouts at approximately 92% of target.

Executive Compensation Practices.     Our executive compensation program is designed to be heavily weighted toward compensating our executive officers based on the Corporation’s financial and operational performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay-for-performance philosophy and align with sound governance principles.

Currently the following compensation policies and practices are in place:

What We Do	What We Do Not Do
✓ Double-trigger change in control agreements	☒ No guaranteed incentive awards for senior executives
✓ Performance Share Units (PSUs) with a three-year performance period	☒ No excessive perquisites or related tax gross-ups
✓ Performance-based short-term cash incentive compensation heavily weighted to financial performance	☒ No hedging of stock by executive officers and directors
✓ Stock ownership guidelines for executive officersand directors	☒ No post-employment retirement or pension type benefits
✓ Independent compensation consultant directly engaged by our Compensation Committee	☒ No stock option repricing or stock option cash buyouts

Compensation Philosophy.    The Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of shareholders, with the ultimate objective of creating shareholder value. The Compensation Committee evaluates both performance and compensation levels to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, the Compensation Committee believes executive compensation packages provided by the Corporation to its executives, including the Named Executive Officers, should include both cash and equity-based compensation that rewards performance as measured against established goals.

Say-on-Pay Vote.    At the 2018 Annual Meeting, shareholders approved our executive compensation policies and programs with over 98.8% of the votes being cast in favor. The Compensation Committee believes this strongly affirms shareholders’ support of the Corporation’s approach to executive compensation. The Compensation Committee appreciates and values the views of our shareholders. In considering the results of the 2018 favorable advisory vote on executive compensation, the Compensation Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. While no changes were specifically made as a result of the vote, the Compensation Committee intends to continue to pay close attention to the advice and counsel of its compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board.

Management’s Role in the Compensation-Setting Process.    The Compensation Committee makes all compensation decisions relating to the Named Executive Officers; however, members of our management team play a significant role in the compensation-setting process, including:

•	managing the process for plan/metrics approvals and

•	recommending salary and bonus levels and equity awards for plan participants other than the CEO, for the Committee to review and approve.

The CEO works with the Compensation Committee Chairman in establishing the agenda for Compensation Committee meetings. Management also prepares information for each Compensation Committee meeting. The CEO also occasionally participates in Compensation Committee meetings at the Compensation Committee Chairman’s request to provide:

•	background information regarding the Corporation’s strategic objectives;

•	a tally sheet for each Named Executive Officer, setting forth total compensation and aggregate equity awards;

•	performance evaluations of the Named Executive Officers (other than himself); and

•	compensation and equity award recommendations for the Named Executive Officers (other than himself).

The Compensation Committee meets without management present to evaluate the CEO’s performance annually. The Committee also determines and approves the CEO’s pay considering the outcome of the CEO performance evaluation. A formal review is conducted with the CEO following the Committee’s evaluation.

The Compensation Committee is ultimately responsible for approving any recommendations provided to it and retains full discretion to modify (or reject) recommendations developed by management. The Compensation Committee operates under a written charter (accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com) and only independent directors serve on the Compensation Committee.

External Consultants and Market Data.    The Compensation Committee has utilized the services of independent consulting firms in order to provide advice on the design of the executive compensation program and related policies, senior executive pay levels, and non-employee director compensation.

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to conduct a comprehensive evaluation of the Corporation’s executive officer compensation programs and associated governance structures. FW Cook assisted the Compensation Committee with the development of a peer group which was used in the evaluation. The peer group included companies similar in industry and size to the Corporation. Specifically, peers were identified based on Global Industry Classification Standards (GICS) code, and include those in the Diversified Financials, Trading Companies and Distributors and Technology Distributors industries, with a focus on companies in the equipment leasing space. At the time of selection, peer companies were limited to those with both revenue and market capitalization value of 0.25-4.0 x the Corporation’s size.

The Committee-approved peer group consisted of the following 17 companies (two of which have since been acquired and are no longer publicly traded):

Peer Group
Agilysys, Inc. (AGYS)	General Finance Corporation (GFN)	On Deck Capital Company (ONDK)
Asta Funding Inc. (ASFI)	KCAP Financial Inc. (KCAP)	Regional Management Corp. (RM)
Cai International Inc. (CAI)	McGrath Rentcorp Company (MGRC)	Resource America Inc.
Consumer Portfolio, Inc. (CPSS)	Medallion Financial Corp. (MFIN)	Transcat Inc. (TRNS)
Emergent Capital, Inc. (EMG)	Newstar Financial Inc. (NEWS)	Willis Lease Finance Corp. (WLFC)
First Marblehead Corp.	Nicholas Financial Company (NICK)

How We Assess Performance and Determine Pay.    The Compensation Committee considers a diverse set of factors in setting executive compensation, including individual performance, company performance, internal equity and competitive pay.

Separation Agreement and Payment for Recent Executive Officer Departure

On September 4, 2018, the Corporation announced that Mr. Kamp was leaving his position as Senior Vice President and Chief Financial Officer of the Corporation. The Corporation entered into a separation and release agreement with Mr. Kamp pursuant to the Corporation’s Severance Pay Plan for Senior Management, pursuant to which Mr. Kamp would serve through December 31, 2018 and become entitled to benefits payable upon a termination without “cause” following his separation.

Compensation for Named Executive Officers in 2018

Base Salary.    The Named Executive Officers’ base salaries as of January 1, 2018 are listed in the below table:

Base Salary Rate of Named Executive Officers

Named Executive Officer	2018 Salary Rate	2017 Salary Rate	% Change
Jeffery A. Hilzinger	$517,500	$450,000	15%
W. Taylor Kamp, Jr.	$307,500	$300,000	2.5%
Edward R. Dietz	$294,000	$275,000	6.91%
Louis E. Maslowe	$336,000	$320,000	5%
Gregory L. Sting	$286,000	$260,000	9.1%

Annual Bonuses.    The Corporation’s annual incentive plan is designed to motivate and reward Named Executive Officers for achieving short-term performance objectives, with respect to both corporate and individual performance goals. For 2018, annual bonuses were earned based on corporate objectives and pre-defined individual performance objectives and paid to the Named Executive Officers in the first quarter of 2019 after the certification of results. The 2018 weighting for the bonuses was based on 80% financial objectives and 20% non-financial individual personal goal objectives. Corporate objectives are based on two independently evaluated measures, with a two-third weighting on fully-diluted earnings per share (EPS) and a one-third weighting on net interest margin (NIM). Target performance reflects internally defined objectives, with maximum earn-out of 200% of target for results at 115% of goal and threshold earn-out of 50% of target at 85% of goal. Below the threshold performance level (i.e., below 85% of goal), there is zero payout.

There were no discretionary payments made under the annual bonus program; however, there were agreed upon pre-determined exclusions and adjustments made in connection with the annual bonuses of the Named Executive Officers in 2018.

In connection with the 2018 percentage payouts against the bonus targets, each Named Executive Officer was eligible to receive 100% or greater of his or her target bonus level if (a) the Corporation met certain financial goals for 2018 and (b) such Named Executive Officer met or exceeded his or her individual performance goals.

The performance percentages and weighting percentages used in connection with the 2018 bonus payouts for the Named Executive Officers are as follows:

EPS Performance	EPS Weighting	NIM Performance	NIM Weighting	Individual Performance Goal Weighting
91.2%	53.3%	114.7%	26.7%	20%

The Named Executive Officers’ 2018 annual bonuses paid in the first quarter of 2019 are listed in the below table:

2018 Named Executive Officers Annual Bonuses
Named Executive Officer	2018 Salary	Bonus Target (% of Salary)	2018 Bonus Target ($)	2018 Bonus Paid
Jeffery A. Hilzinger	$517,500	90%	$465,750	$428,490
W. Taylor Kamp, Jr.	$307,500	80%	$246,000	$179,580
Edward R. Dietz	$294,000	55%	$161,700	$148,764
Louis E. Maslowe	$336,000	60%	$201,600	$184,274
Gregory L. Sting	$286,000	50%	$143,000	$131,560

Annual Equity-Based Incentives.    In March 2018, the Compensation Committee reviewed and approved stock-based awards for the Named Executive Officers based on the Corporation’s results for the prior year and the executive’s individual contribution to those results. The stock-based awards for the Named Executive Officers in 2018 consisted of 50% Performance Stock Unit Awards, 25% Restricted Stock Unit Awards and 25% Time-Vested Nonqualified Stock Options. Grants made under the 2014 Equity Plan to the Named Executive Officers in 2018 consisted of the following:

Performance Stock Unit Awards (PSUs) based on Return on Equity:    The number of PSUs, if any, that may become earned and vested will be determined based on the level of achievement of the performance goals, which shall be determined based on the Corporation’s three-year average Return on Equity (“2018-2020 ROE”) during the performance period. PSUs will be earned from 0-200% achievement with an 85-120% performance target range used, which is slightly wider than what is used for annual bonuses, since goal-setting is less precise over a three-year measurement period.

The Performance Goals for the 2018 PSU Awards are set forth in the chart below:

2018-2020 GOALS

	% Target		% of Achievement
	≥	120.0%	200%
Maximum		120.0%	200%
		117.5%	188%
		115.0%	175%
		112.5%	163%
		110.0%	150%
		107.5%	138%
		105.0%	125%
		102.5%	113%
Target		100.0%	100%
		97.5%	92%
		95.0%	83%
		92.5%	75%
		90.0%	67%
		87.5%	58%
Threshold		85.0%	50%
		< 85.0%	0%

In March 2018, the Compensation Committee made the following PSU awards (Target amounts) to the Named Executive Officers:

•	Mr. Hilzinger – 11,504

•	Mr. Kamp — 4,424

•	Mr. Dietz — 2,654

•	Mr. Maslowe — 4,424

•	Mr. Sting — 2,654

Restricted Stock Unit Awards:    The Restricted Stock Unit Awards vest in equal 33.3% annual installments on each anniversary date of the grant. In March 2018, the Compensation Committee made the following Restricted Stock Unit awards to the Named Executive Officers:

•	Mr. Hilzinger — 5,752

•	Mr. Kamp — 2,211

•	Mr. Dietz — 1,327

•	Mr. Maslowe — 2,212

•	Mr. Sting — 1,327

Time-Vested Nonqualified Stock Options:    The time-vested nonqualified stock options are granted with an exercise price equal to the price on the date of grant and vest in equal 33.3% annual installments. In March 2018, the Compensation Committee made the following Time Vested Nonqualified Stock Options awards to the Named Executive Officers:

•	Mr. Hilzinger — 22,538

•	Mr. Kamp — 8,668

•	Mr. Dietz — 5,201

•	Mr. Maslowe — 8,668

•	Mr. Sting — 5,201

Ownership Guidelines

The Corporation’s Board of Directors believes that it is important for the Named Executive Officers of the Corporation to have a financial stake in the Corporation so that their interests align with those of the Corporation’s long-term shareholders. To support this objective, the Corporation maintains stock ownership guidelines.

Ownership Requirements.    Each Named Executive Officer is expected to acquire and hold during his or her employment with the Corporation, ownership of the Corporation’s stock having a value (measured annually based on the closing stock price on the last day of the calendar year) equal to the multiple of his or her annual base salary as indicated below. A Named Executive Officer who holds more than one title indicated below will be expected to satisfy the highest applicable ownership requirement. Named Executive Officers will have five years to satisfy these guidelines after the date of adoption of these guidelines or the date of being designated as an executive officer, whichever is later.

Position	Salary Multiple
Chief Executive Officer	5x
Chief Financial Officer, Chief Risk Officer, & SVP of Operations	2x
SVP & General Counsel, SVP of Information Technology, SVP of HR, and President of Marlin Business Bank	1.5x

Included Holdings.    The Corporation’s stock holdings that count toward meeting the ownership requirements include: Shares owned outright (including shares held in the Corporation’s Employee Stock Purchase Plan) or beneficially by the Named Executive Officer (or his or her immediate family members); restricted shares; and shares subject to RSUs. Unexercised stock options and unearned PSUs do not count toward meeting the ownership requirements.

Share Retention Requirements.    If a Named Executive Officer is not in compliance with the ownership guidelines, such Named Executive Officer will be required to retain 100% of net after-tax shares from option exercise or share vesting until the ownership requirements are achieved. If an executive officer’s guideline changes due to a change in position or the Named Executive Officer’s annual base salary, the number of shares required to be held will be adjusted accordingly.

The Compensation Committee monitors compliance with the guidelines and must approve any exceptions in the case of compelling circumstances, of which there are none. All Named Executive Officers are either in compliance with such ownership guidelines or are on track to be in compliance within the required time period.

Severance Pay Plan for Senior Management

Messrs. Hilzinger, Dietz, Maslowe and Sting are all participants in our Severance Pay Plan for Senior Management (the “Severance Plan”). The purpose of the Severance Plan is to provide severance benefits to certain key eligible executives whose employment is terminated without “cause” or for “good reason” (each as defined in the plan), and contains different levels of benefits for terminations independent of and related to a change in control (“CIC”). Payments under the Severance Plan are subject to the executive executing a release and complying with certain restrictive covenants. Payments and benefits under the Severance Plan would also cease upon any subsequent finding of any actions that constitute “cause” under the plan.

Upon a qualifying termination that occurs independent of a CIC (as further described below), Messrs. Hilzinger and Dietz would be eligible to receive the following severance benefits for 18 months following termination, and Messrs. Maslowe and Sting would be eligible to receive such benefits for 12 months following termination (plus any accrued payments or benefits):

Salary Continuation.    A continuation of their annual base salary for the severance period, paid in accordance with the Corporation’s regular payroll schedule.

Annual Incentive Bonuses.    A pro rata annual incentive bonus for the year of termination, based on actual performance results and paid at the same time as for then-employed participants, and with respect to Messrs. Hilzinger and Dietz, the executive’s target bonus for the year of termination.

Health Benefits Continuation.    Continuation of the executive’s eligibility to participate in the Corporation’s medical, dental, vision and prescription drug plans in which the executive was participating (including dependents) immediately prior to termination. Specifically, the Corporation will reimburse the executive for the difference between the executive’s monthly COBRA premium and the amount the executive would be required to pay for such coverage if employed by the Corporation at such time, subject to termination upon subsequent full-time employment.

Upon a qualifying termination of employment (a termination without “cause” or for “good reason”) during the protected CIC period of 24 months, the Severance Plan provides that the covered executives will be eligible to receive the following severance benefits (in addition to any accrued benefits or payments):

Change in Control Payment.    A lump sum amount equal to the sum of (i) (x) the executive’s annual base salary, multiplied by (y) the executive’s CIC multiplier, and (ii) the executive’s target bonus for the year of termination. For purposes of this formula, Messrs. Hilzinger and Dietz both have a CIC multiplier equal to two and Messrs. Maslowe and Sting have a CIC multiplier equal to one and a half.

Change of Control Benefits Continuation.    Health care continuation on the same terms as described above for a non-CIC related termination. However, for Messrs. Hilzinger, Dietz, Maslowe, and Sting the coverage may run up to 18 months following termination.

Departure of Executive.    On September 4, 2018, the Corporation announced W. Taylor Kamp’s departure from his position as Senior Vice President and Chief Financial Officer. The Corporation entered into a separation and release agreement with Mr. Kamp pursuant to the Severance Plan.

Other Benefits.    The Named Executive Officers participate in employee benefits plans generally available to all of our employees, including medical and health plans, the 401(k) plan and the 2012 Employee Stock Purchase Plan. Two Named Executive Officers were provided with relocation benefits in 2018, including reimbursement of moving and housing expenses.

Tax Considerations

Prior to its amendment as part of federal tax reform legislation that was enacted in December 2017, commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” (generally, a company’s chief executive officer and its three other highest paid executive officers, other than its chief financial officer). Prior to this amendment there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met. The Committee has historically designed its compensation programs based on its belief that a substantial portion of the compensation payable to Named Executive Officers should be based on the achievement of performance-based targets or otherwise be designed with the intent that such compensation qualifies as deductible performance-based compensation under Section 162(m). As a result, annual incentive compensation and certain equity-based compensation arrangements granted to our covered employees were intended to qualify as performance-based compensation under Section 162(m).

The Tax Act eliminated the performance-based compensation exemption under Section 162(m) for tax years commencing after December 31, 2017; however, certain compensation is exempt from the deduction limit under a transition rule to the extent it is “performance-based” as defined in Section 162(m) and subject to a “written binding contract” in effect on November 2, 2017 that is not modified in any material respect on or after such date. The Tax Act also amended Section 162(m) to expand the definition of “covered employee” to include a company’s chief financial officer and certain individuals who were covered employees in years other than the then-current taxable year. Although some transition relief may apply with respect to compensation paid pursuant to certain contracts in effect on November 2, 2017, ambiguities in the Tax Act prevent the Committee from being able to definitively ascertain what compensation payable to the covered employees in excess of $1 million, if any, will be deductible in future years. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee can affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are considered covered employees for purposes of Section 162(m) will be deductible.

The Committee will continue to consider tax implications (including the potential lack of deductibility under Section 162(m)) when making compensation decisions, but reserves the right to make compensation decisions based on other factors if the Committee believes it is in the best interests of the Corporation and its shareholders to do so. The Committee also reserves the right to make changes or amendments to existing compensation programs, including changes or amendments that are intended to modify or eliminate aspects of such arrangements that were intended to take advantage of the former exception to Section 162(m) for performance-based compensation but that the Committee no longer believes are in the best interests of the Corporation and its shareholders.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Reform and Consumer Protection Act, we are providing the ratio of the annual total compensation of Jeffrey Hilzinger, our CEO, to the annual total compensation of our median compensated employee as of December 31, 2018. For 2018, our CEO Jeffrey Hilzinger’s total compensation was $1,693,129 and the annual total compensation of our median compensated employee was $78,088. The ratio between these two amounts is 21.7 to 1.

This pay ratio is a reasonable estimate and was determined using the following methodology. As of December 31, 2018, our total employee population consisted of 342 employees. We used gross taxable income from our payroll data to determine our median employee, which we annualized for all permanent employees who did not work for the entire year. We calculated the annual total compensation of our median employee for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. For the annual total compensation of our CEO, we used the amount reported in the “Total” column of the 2018 Summary Compensation Table included in this Proxy Statement.

The SEC rules allow for companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices when identifying the median compensation employee and the calculation the pay ratio based on that employee’s annual total compensation. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation Committee of the Board of Directors:

James W. Wert (Chairman)

Lawrence J. DeAngelo

Matthew J. Sullivan

J. Christopher Teets

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee of the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2018.

Compensation and Plan Information

2018 Summary Compensation Table

The following table sets forth the compensation awarded or paid or earned or accrued for services rendered to the Corporation in all capacities during fiscal years 2018, 2017 and 2016 by the Corporation’s CEO and Chief Financial Officer during fiscal year 2018, and the other individuals who were Named Executive Officers during fiscal year 2018. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey A. Hilzinger(5)	2018	$521,394	$—	$487,482	$162,498	$428,490	$93,265	$1,693,129
Chief Executive Officer	2017	$450,000	$—	$487,473	$162,498	$401,835	$79,202	$1,581,008
	2016	$250,962	$—	$943,762	$—	$350,000	$16,812	$1,561,536

W. Taylor Kamp, Jr.	2018	$310,815	$—	$187,467	$62,496	$—	$571,479	$1,132,257
Former Senior Vice President and Chief Financial Officer	2017	$300,000	$—	$187,486	$62,497	$192,523	$46,401	$788,907
	2016	$300,000	$—	$197,565	$—	$137,500	$1,502	$611,567

Edward R. Dietz	2018	$296,808	$—	$112,463	$37,499	$148,764	$4,531	$600,065
Senior Vice President and General Counsel	2017	$275,000	$—	$112,476	$37,497	$150,068	$897	$575,938
	2016	$275,000	$—	$197,565	$—	$137,500	$1,502	$611,567

Louis E. Maslowe(6)	2018	$339,385	$—	$187,467	$62,496	$184,274	$6,421	$780,043
Senior Vice President and Chief Risk Officer	2017	$308,923	$35,000	$377,806	$62,497	$204,394	$3,990	$992,610

Gregory L. Sting(7)	2018	$288,500	$—	$112,463	$37,499	$131,560	$4,107	$574,129
Senior Vice President and Chief Operations Officer	2017	$260,000	$—	$94,035	$37,497	$110,000	$4,894	$506,425
	2016	$260,000	$—	$25,534	$—	$110,000	$3,650	$399,184

(1)

Represents the grant date fair value of stock awards granted under the Corporation’s Equity Plan in 2018 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and the amendments issued in ASU 2017-09. Please refer to the Note 2 under “Recent Issued Accounting Standards” subtitled “Stock-Based Compensation” included in the Corporation’s 2018 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. The fair value of the awards is based on the effective date of each Named Executive Officer’s respective agreement with the Corporation and are reported at probable outcome. PSUs will be earned from 0-200% achievement with an 85-120% performance target range used. The Target and Maximum payouts for the PSUs are as follows: for Mr. Hilzinger, $324,988 at Target and $649,976 at Maximum; for Messrs. Kamp and Maslowe, $124,978 at Target and $249,956 at Maximum; and for Messrs. Dietz and Sting, $74,975 at Target and $149,951 at Maximum.

(2)

Represents the grant date fair value of options granted (adjusted, however, to exclude the effects of estimated forfeitures) under the Corporation’s Equity Plan in accordance with FASB ASC Topic 718. Please refer to Note 2 under “Recent Issued Accounting Standards” subtitled “Stock-Based Compensation” included in the Corporation’s 2018 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts

(3)	Figures represent the cash portion of the bonuses earned for that year (but paid in first quarter of the following year).

(4)

Includes contributions made by the Corporation to the 401(k) plan on behalf of the Named Executive Officers; contributions made by the Corporation to the 401(k) plan in 2018 were $5,209 for Mr. Kamp; $5,969 for Mr. Maslowe; $4,260 for Mr. Dietz and $3,835 for Mr. Sting. This figure includes a relocation reimbursement for Messrs. Hilzinger and Kamp in the amounts of $92,087 and $64,661, respectively. The figure also includes dividend payments made to Mr. Hilzinger in the amount of $1,178; to Mr. Kamp and Mr. Maslowe in the amount of $452; and to Messrs. Dietz and Sting in the amount of $272. This figure also includes $501,156 in severance amounts in connection with Mr. Kamp’s departure from the Corporation.

(5)	Mr. Hilzinger joined the Corporation effective June 1, 2016; as a result, his 2016 salary is pro-rated.

(6)	Mr. Maslowe joined the Corporation in January 2017; as a result, his 2017 salary is pro-rated.

2018 Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards table provides additional information about equity and cash incentive plan awards granted to our Named Executive Officers during the year ended December 31, 2018. The annual bonus plan under which the bonus amounts in the following table were made to the Named Executive Officers are described in the “Compensation for Executive Officers in 2018 — Annual Bonuses.” The compensation plans under which the grants in the following table were made are described in the “Compensation for Executive Officers in 2018 — Annual Equity-Based Incentives.”

		Estimated Future Payouts Under Equity Incentive Plan Awards				Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All other Stock Awards: Number of Shares of Stock or Units (#)		All other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)		Maximum (#)	Threshold ($)	Target ($)		Maximum ($)
Jeffrey A. Hilzinger		—	—		—	—	$428,490	(1)	—			—		—	—
	03/20/2018	—	—		—	—	—		—	5,752	(2)	—		—	$162,494
	03/20/2018	5,752	11,504	(3)	23,008	—	—		—	—		—		—	$324,988
	03/20/2018						—					22,538	(4)	$28.25	$636,699

W. Taylor Kamp, Jr.	—	—	—		—	—	—		—	—		—		—	—
	03/20/2018	—	—		—	—	—		—	2,212	(2)	—		—	$62,489
	03/20/2018	2,212	4,424	(3)	8,848	—	—		—	—		—		—	$124,978
	03/20/2018						—					8,668	(4)	$28.25	$244,871

Edward R. Dietz	—	—	—		—	—	$148,764	(1)	—	—		—		—	—
	03/20/2018	—	—		—	—	—		—	1,327	(2)	—		—	$37,488
	03/20/2018	1,327	2,654	(3)	5,308	—	—		—	—		—		—	$74,976
	03/20/2018						—					5,201	(4)	$28.25	$146,928

Louis E. Maslowe		—	—		—	—	$184,274	(1)	—	—		—		—	—
	03/20/2018	—	—		—	—	—		—	2,212	(2)	—		—	$62,489
	03/20/2018	2,212	4,424	(3)	8,848	—	—		—	—		—		—	$124,978
	03/20/2018						—					8,668	(4)	$28.25	$244,871
Gregory L. Sting		—	—		—	—	$131,560	(1)	—	—		—		—	—
	03/20/2018	—	—		—	—	—		—	1,327	(2)	—		—	$37,488
	03/20/2018	1,327	2,654	(3)	5,308	—	—		—	—		—		—	$74,996
	03/20/2018						—					5,201	(4)	$28.25	$146,928

(1)	The actual bonus received by each Named Executive Officer in 2018 are in the table above.

(2)	Represents Restricted Stock Unit Awards (the grant date stock price was $28.25) that vest at the rate of 33.33% per year, with vesting dates of March 20, 2019, March 20, 2020 and March 20, 2021.

(3)

Represents the number of Performance Stock Units granted on March 20, 2018, that may be earned and vested determined based on the level of achievement of the performance goals which shall be determined based on the Corporation’s three-year average “return on equity” during the performance period.

(4)	Represents Option grants (the grant date exercise price was $28.25) that vest at the rate of 33.33% per year, with vesting dates of March 20, 2019, March 20, 2020 and March 20, 2021.

Outstanding Equity Awards at Fiscal Year-End 2018

The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of December 31, 2018.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Jeffrey A. Hilzinger	—	24,771	[1]	—	$25.75	03/21/2024	—		—	—		—
	—	—		—	—	—	6,864	[2]	$153,273	—		—
	—	—		—	—	—	—		—	60,000	[3]	$1,339,800
	—	—		—	—	—	—		—	12,621	[4]	$281,827
	—	—		—	—	—	4,207	[5]	$93,942	—		—
	—	—		—	—	—	5,752	[6]	$128,442	—		—
	—	—		—	—	—	—		—	11,504	[7]	$256,884

W. Taylor Kamp, Jr	—	22,538	[8]	—	$28.25	03/20/2025	—		—	—		—
	—	3,175	[1]	—	$25.75	03/21/2024	—		—	—		—
	—	—		—	—	—	—		—	12,000	[3]	$267,960
	—	—		—	—	—	—		—	4,854	[4]	$108,390
	—	—		—	—	—	—			4,424	[7]	$98,788

Edward R. Dietz	—	5,716	[1]	—	$25.75	03/21/2024	—		—	—		—
	—	—		—	—	—	—		—	6,000	[3]	$133,980
	—	—		—	—	—	—		—	2,912	[4]	$65,025
	—	—		—	—	—	971	[5]	$21,682	—		—
	—	—		—	—	—	1,327	[6]	$29,632	—		—
	—	—		—	—	—	—		—	2,654	[7]	$59,264
	—	5,201	[8]	—	$28.25	03/20/2025	—		—	—		—
	—	—		—	—	—	814	[9]	$18,177	—		—
	—	—		—	—	—	1,909	[10]	$42,628	—		—
	—	—		—	—	—	—		—	1,909	[11]	$42,628

Louis E. Maslowe..	—	9,527	[1]	—	$25.75	03/21/2024	—		—	—		—
	—	—		—	—	—	—		—	4,854	[4]	$108,390
	—	—		—	—	—	1,619	[5]	$36,152	—		—
	—	—		—	—	—	2,212	[6]	$49,394	—		—
	—	—		—	—	—	—		—	4,424	[7]	$98,788
	—	8,668	[8]	—	$28.25	03/20/2025	—		—	—		—
	—	—		—	—	—	—		—	12,000	[12]	$267,960

Gregory L. Sting	—	5,716	[1]	—	$25.75	03/21/2024	—		—	—		—
	—	—		—	—	—	—		—	12,000	[3]	$267,960
	—	—		—	—	—	—		—	2,912	[4]	$65,025
	—	—		—	—	—	971	[5]	$21,682	—		—
	—	—		—	—	—	1,327	[6]	$29,632
	—	—		—	—	—	—		—	2,654	[7]	$59,264
	—	5,201	[8]	—	$28.25	03/20/2025	—		—	—		—
	—	—		—	—	—	592	[9]	$13,219	—		—
	—	—		—	—	—	1,372	[10]	$30,637	—		—
	—	—		—	—	—	—		—	1,372	[11]	$30,637

1.	Represents Option grants (the grant date exercise price was $25.75) that vest at the rate of 33.33% per year, with remaining vesting dates of March 31, 2019 and March 31, 2020.

2.	Represents Restricted Stock grants (the grant date stock price was $18.24) that vest at the rate of 33.33% per year, with the remaining vesting date at September 16, 2019.

3.

Represents a September 16, 2016 PSU grant that may be earned based on specific levels of TSR achievement measured from the grant date to the third anniversary of the grant date and subject to continuous employment with the Corporation through the fourth anniversary of the grant date. The market value of the PSU award is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2018, which was $22.33.

4.	Represents the number of PSUs granted on March 31, 2017, that may be earned subject to the Corporation’s three-year average ROE during the performance period.

5.	Represents RSUs (the grant date stock price was $25.75) that vest at the rate of 33.33% per year, with vesting dates of March 31, 2019 and March 31, 2020.

6.	Represents RSUs (the grant date stock price was $28.25) that vest at the rate of 33.33% per year, with vesting dates of March 20, 2019, March 20, 2020 and March 20, 2021.

7.	Represents the number of PSUs granted on March 20, 2018, that may be earned subject to the Corporation’s three-year average ROE during the performance period.

8.	Represents Option grants (the grant date exercise price was $28.25) that vest at the rate of 33.33% per year, with vesting dates of March 20, 2019, March 20, 2020 and March 20, 2021.

9.	Represents Restricted Stock grants (the grant date stock price was $16.94) that vest at the rate of 25% per year, with a vesting date for the remaining 25% at February 9, 2019.

10.	Represents Restricted Stock grants (the grant date stock price was $14.75) that vest at the rate of 25% per year, with vesting dates for the remaining 50% at January 22, 2019 and January 22, 2020.

11.

Represents grant of performance accelerated restricted stock (PARS) made on January 22, 2016 (the grant date stock price was $14.75). The restrictions on these shares shall lapse on January 22, 2023. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years beginning with January 22, 2017. The PARS award is reported at target outcome and the market value of outstanding PARS is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2018, which was $22.33.

12.

Represents a March 31, 2017, PSU grant that may be earned based on specific levels of TSR achievement measured from the grant date to the third anniversary of the grant date and subject to continuous employment with the Corporation through the fourth anniversary of the grant date. The market value of the PSU is computed by using the closing price of the Corporation’s common stock as quoted by NASDAQ on December 31, 2018, which was $22.33.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(1)
Jeffrey A. Hilzinger	—	—	8,966	$252,470
W. Taylor Kamp, Jr.	—	—	19,540	$552,022
Edward R. Dietz	—	—	6,232	$161,313
Louis E. Maslowe	—	—	808	$22,907
Gregory L. Sting	—	—	4,318	$111,788

(1)	Value is based on the closing price of a share of the Corporation’s common stock as quoted on the vesting date.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2018, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Other Rights	Weighted Average Exercise Price of Outstanding Options and Other Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders
2014 Equity Compensation Plan	399,608	$9.81	342,552
2003 Equity Compensation Plan, as amended	None	n/a	0	*
2012 Employee Stock Purchase Plan	None	n/a	33,349
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None

Totals	399,608	$9.81	375,901

*	The 2003 Equity Plan terminated by its terms on October 11, 2013 and no further grants can be made under the 2003 Equity Plan as a result of its termination.

Potential Payments upon Termination of Employment or Change in Control

The following tables for Messrs. Hilzinger, Maslowe, Dietz and Sting were calculated as per the applicable provisions of the Severance Pay Plan for Senior Management discussed previously.

In addition to the benefits designated under the Severance Pay Plan for Senior Management, Messrs. Hilzinger, Maslowe, Dietz and Sting are also entitled to benefits pursuant to the terms of the 2003 Equity Plan (the “2003 Equity Plan”) and the 2014 Equity Compensation Plan (the “2014 Equity Plan”), as applicable.

In 2013, the 2003 Equity Plan expired and a new plan, the 2014 Equity Plan, was adopted in 2014. Pursuant to the terms of the 2014 Equity Plan, upon a change of control (as defined in the 2014 Equity Plan) and an involuntary termination of employment following a change of control all the restrictions and conditions on all outstanding awards granted under the 2014 Equity Plan shall immediately lapse.

The calculations below assume a December 31, 2018 termination date or change of control date, as applicable, and the aforementioned provisions of the 2003 Equity Plan and the 2014 Equity Plan determined the total value of the unvested shares of Mr. Hilzinger, Mr. Maslowe, Mr. Dietz and Mr. Sting.

Jeffrey A. Hilzinger

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Death or Disability
Cash Severance Payments	$1,708,250	$1,501,000		$—
Benefits Continuation	$13,114	$13,114		$—
Equity	$—	$2,254,169	*	$—	**

Total of Payments	$1,721,364	$3,768,283		$—

Louis E. Maslowe

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Death or Disability
Cash Severance Payments	$538,000	$706,000		$—
Benefits Continuation	$17,363	$17,363		$—
Equity	$—	$560,684	*	$—	**

Total of Payments	$555,363	$1,284,047		$—

Edward R. Dietz

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Death or Disability
Cash Severance Payments	$765,000	$750,000		$—
Benefits Continuation	$24,429	$24,429		$—
Equity	$—	$413,016	*	$—	**

Total Present Value of Payments	$789,429	$1,187,445		$—

Gregory L. Sting

Benefit Type	Termination without Cause or for Good Reason	Change in Control with Termination		Death or Disability
Cash Severance Payments	$429,000	$572,000		$—
Benefits Continuation	$18,790	$18,790		$—
Equity	$—	$518,056	*	$—	**

Total Present Value of Payments	$447,790	$1,108,846		$—

*

The acceleration of vesting of the restricted stock granted under the 2014 Equity Plan is based on two events – a change of control and the involuntary termination of employment of Messrs. Hilzinger, Maslowe, Dietz and Sting with the Corporation within a certain period of time after the change of control. The restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $22.33 per share closing price of our common stock on December 31, 2018.

**

The amount is not determinable since the amount that would be paid is a pro rata amount that will be determined at the end of the performance period for certain PSUs based on level of achievement of the performance goals or a change in control, if earlier.

On September 4, 2018, the Corporation announced Mr. Kamp’s departure from his position as Senior Vice President and Chief Financial Officer. The Corporation entered into a separation and release agreement with Mr. Kamp pursuant to the Severance Plan, whereby he continued to be employed by the Corporation until December 31, 2018, for cash severance of $479,580 and benefits continuation of $21,576.

Outside Directors’ Compensation

Members of the Board of Directors who are not employees are eligible for compensation in the form of cash and equity as described below.

FW Cook conducted a comprehensive evaluation of the compensation programs for non-employee independent members of the Board of Directors, which resulted in updates to the program in 2017. No subsequent refinements were made to the program for 2018.

Cash Compensation

Annual Retainer. Each outside (non-employee independent) director receives an annual cash retainer of $50,000 for serving on the Board of Directors. The cash retainers are paid quarterly and prorated for fractional periods.

Chairman of the Board Retainer. In addition to the compensation described above, the non-employee Chairman of the Board of the Corporation receives and additional $50,000 annual retainer (payable in quarterly installments).

Committee and Chair Retainers. The chairpersons and non-chair members of the Board’s three standing committees are entitled to the following additional cash retainers each year (paid quarterly and prorated for fractional periods):

Board Committee	Chairperson Retainer ($)	Non-Chair Member Retainer ($)
Audit and Risk Committee	$12,000	$9,000
Compensation Committee	$14,000	$6,500
Nominating and Governance Committee	$10,000	$4,000

Equity Compensation

Annual Equity Award. Members of the Board of Directors receive annual grants under the Corporation’s 2014 Equity Compensation Plan, of restricted stock yielding a present value of $60,000 at the stock award grant date. The annual restricted Stock Awards vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service.

The following table sets forth compensation from the Corporation for the non-employee independent members of the Board of Directors in 2018. The table does not include reimbursement of travel expenses related to attending Board, Committee and Corporation business meetings.

Director Compensation Table

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Total ($)
Lawrence J. DeAngelo	$116,500	$59,979	$176,479
John J. Calamari	$75,000	$59,979	$134,979
Scott A. Heimes	$50,000	$59,979	$109,979
Matthew J. Sullivan	$69,500	$59,979	$129,479
J. Christopher Teets	$65,500	$59,979	$125,479
James W. Wert	$77,000	$59,979	$136,979

(1)

Represents the grant date fair value of stock awards granted to the Directors of the Corporation in 2018 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 2 under “Recent Issued Accounting Standards” subtitled “Stock-Based Compensation” included in the Corporation’s 2018 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. The fair value of the awards is based on the effective date of each Director’s respective agreement with the Corporation.

Security Ownership of Directors Table

Name	Number of Shares of Common Stock Owned (#)	Number of Shares of Common Stock that have not yet Vested (#)	Number of Shares of Common Stock Relating to Unexercised Stock Options (#)	Total Number of Shares Beneficially Owned (#)
John J. Calamari	29,645	16,218		45,863
Lawrence J. DeAngelo	168,887	20,881		189,768
Scott A. Heimes	0	10,309		10,309
Matthew J. Sullivan(1)	258,516	16,865		275,381
J. Christopher Teets(2)	10,817	16,865		27,862
James W. Wert	54,275	16,865		71,140

(1)

Includes 234,483 reported shares owned by Peachtree CIP, L.P., whose general partner is Peachtree Equity Management, LLC (the “General Partner”). Mr. Sullivan is the Managing Director of the General Partner and could be deemed to be an indirect holder of the shares. Mr. Sullivan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(2)

The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”), as described previously. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

Director Ownership Guidelines

The Board of Directors believes that non-employee independent directors should own and hold common stock of the Corporation to further align their interests and actions with the interests of the Corporation’s shareholders. The Corporation’s current Director Stock Ownership Guidelines require each non-employee independent director to own an amount of the Corporation’s stock having a value (based on the applicable prior day’s closing stock price) equal to five times his or her annual board cash retainer. Restricted shares count toward the ownership requirement. Each non-employee independent director receives an annual grant which vests at the earlier of (a) seven years from the grant date and (b) six months following the non-employee director’s termination of Board service.

As of March 1, 2019, all of the non-employee independent directors were in compliance with the ownership requirement except Mr. Heimes, who remains within his five-year phase-in period for compliance.

Proposal 3:

Approval of the Corporation’s 2019 Equity Compensation Plan

On April 25, 2019, our Board of Directors adopted, subject to shareholder approval at the Annual Meeting, the Marlin Business Services Corp. 2019 Equity Compensation Plan (the “2019 Equity Plan”). Our Board of Directors has directed that the proposal to approve the 2019 Equity Plan be submitted to our shareholders for their approval at the Annual Meeting. Also, shareholder approval is being sought (i) in order for incentive stock options to meet the requirements of the Code and (ii) in order to the meet the listing standards of Nasdaq.

Our Board of Directors believes that the approval of the 2019 Equity Plan by our shareholders will further our compensation structure and strategy. The Board of Directors believes that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our ability to grant equity compensation under the 2019 Equity Plan. In addition, the Board believes that our interests and the interests of our shareholders will be advanced if we can offer our employees, advisors, consultants and non-employee directors the opportunity to acquire or increase their proprietary interests in us. The 2019 Equity Plan is intended as a successor plan to the Marlin Business Services Corp. 2014 Equity Plan, as amended (the “2014 Equity Plan”).

If approved by our shareholders, the 2019 Equity Plan will become effective on May 30, 2019, the date of the Annual Meeting. If the shareholders do not approve the 2019 Equity Plan, the 2019 Equity Plan will not become effective and no awards will be issued under the 2019 Equity Plan.

The material terms of the 2019 Equity Plan are summarized below. A copy of the 2019 Equity Plan is attached as Appendix A to this Proxy Statement. The summary of the 2019 Equity Plan below is not intended to be a complete description of the 2019 Equity Plan. This summary is qualified in its entirety by the actual text of the 2019 Equity Plan to which reference is made.

The 2019 Equity Plan

We are asking shareholders to approve the 2019 Equity Plan. As of the effective date of the 2019 Equity Plan, a total of 1,092,522 shares of the Corporation’s common stock will be authorized for awards granted under the 2019 Equity Plan, less one share for every one share that was subject to an award granted after December 31, 2018 under the 2014 Equity Plan and prior to the effective date under the 2019 Equity Plan. We believe that this number represents a reasonable amount of potential equity dilution and allows the Corporation to continue to award equity incentives, which are an important component of our overall compensation program.

As of December 31, 2018, there were 342,552 shares available for grant under the 2014 Equity Plan. After the effective date of the 2019 Equity Plan, no awards will be granted under the 2014 Equity Plan (and there are no other equity plans pursuant to which the Corporation can grant equity awards other than with respect to the Corporation’s 2012 Employee Stock Purchase Plan). If the 2019 Equity Plan is approved by our shareholders, the total number of shares available for awards to employees, non-employee directors and other key personnel will increase by 750,000 to 1,092,522, which increase represents approximately 6.1% of the Corporation’s outstanding common stock as of December 31, 2018.

Based on our current equity award practices, we expect that the shares that would be authorized by the 2019 Equity Plan would be sufficient for approximately three to five years, assuming we continue to grant awards consistent with our current practices and historical usage, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the 2019 Equity Plan could last for a shorter or longer time.

A company’s burn rate is equal to the total number of equity awards the company granted in a fiscal year divided by the total common stock outstanding at the beginning of the year. The Corporation’s three-year average burn rate, at the time the Board approved the 2019 Equity Plan, was approximately 2.02%, as further detailed in the table below. The Corporation will continue to monitor its equity use in future years to ensure the burn rate is maintained within competitive market norms.

Year	Stock Options Granted (a)	Full-Value Awards Granted (b)	Total (a)+(b)	Weighted Average Common Shares Outstanding	Burn Rate
2018	68,689	102,725	171,414	12,201,465	1.40%
2017	115,883	147,591	263,474	12,216,020	2.16%
2016	0	303,506	303,506	12,141,595	2.50%
Three-Year Average	61,524	184,607	246,131	12,186,360	2.02%

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under the 2014 Equity Plan (and without giving effect to approval of the 2019 Equity Plan).

Shares Subject to Outstanding Stock Options(1)	Shares Subject to Outstanding Full-Value Awards	Shares Remaining Available for Future Grant(2)
146,431	439,780	342,552

(1)	The weighted average remaining term of outstanding options is 5.6 years, and the weighted average exercise price of outstanding options is $26.77.

(2)	Under the 2014 Equity Plan, 289,892 of the 342,552 shares are available to be issued as full-value awards.

On April 16, 2019, the last reported price of the Corporation’s common stock on the Nasdaq Stock Market was $22.27.

Key Features of the 2019 Equity Plan

The 2019 Equity Plan has a number of special terms and limitations that are supportive of sound corporate governance practices, including:

•	Minimum Vesting. No awards granted under the 2019 Equity Plan may vest until the first anniversary of the applicable grant date (subject to certain limited exceptions);

•

Stock Options and Stock Appreciation Rights (“SARs”) Granted with an Exercise Price No Less Than Fair Market Value.    The exercise price for stock options and SARs granted under the 2019 Equity Plan must equal or exceed the underlying stock’s fair market value as of the grant date, subject to a limited exception for awards that are assumed or substituted in corporate transactions;

•	Prohibition on Repricing. The 2019 Equity Plan prohibits the “repricing” of options and SARs without shareholder approval;

•

Prohibition on Liberal Recycling of Options and SARs.    Shares tendered by a participant or withheld by the Corporation in payment of the purchase price of a stock option or to satisfy any tax withholding obligation with respect to options or SARs do not become available for issuance as future awards under the 2019 Equity Plan;

•

Prohibition on Paying Dividends or Dividend Equivalents on Unvested Awards.    Dividends or dividend equivalents credited or payable in connection with an award under the 2019 Equity Plan that is not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying award and will not be paid until the underlying award vests;

•

Limit on Non-Employee Director Compensation.    The aggregate grant date fair value of all awards granted to any non-employee directors during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year, shall not exceed $250,000, or $400,000 in the case of either a director serving in the role of non-executive chairman of the Board or lead independent director or in a director’s first year of service on the Board;

•

Individual Award Limit.    The maximum aggregate number of shares of common stock that can be subject to grants made under the 2019 Equity Plan to any individual during any calendar year is 300,000 shares, subject to adjustment for changes in capitalization. The foregoing individual share limits shall apply without regard to whether such grants are to be paid in shares of common stock or cash;

•

No Automatic Single Trigger Equity Acceleration.    Upon a change of control of the Corporation, there is no automatic acceleration of equity awards (no “single trigger”); instead, the Committee (as defined below) has discretion to determine the treatment of awards and may provide for a “double trigger” where awards would only vest upon a qualifying termination that follows a change of control; and

•	No Change of Control/280G Tax Gross-Ups. The Corporation does not provide its employees with tax gross-ups on change of control benefits.

Description of the 2019 Equity Plan

General.    The 2019 Equity Plan provides that grants may be made in any of the following forms:

•	nonqualified stock options

•	incentive stock options

•	SARs

•	stock awards

•	stock units

•	dividend equivalent rights

•	other equity-based awards

Shares Subject to the 2019 Equity Plan.    Subject to adjustments for changes in capitalization, a total of 1,092,522 shares of common stock of the Corporation will be authorized for grants under the 2019 Equity Plan, less one share for every one share granted under the 2014 Equity Plan after December 31, 2018 and prior to the effective date of the 2019 Equity Plan. After the effective date of the 2019 Equity Plan, no awards may be granted under the 2014 Equity Plan. The shares may be authorized but unissued shares of our common stock or reacquired shares of our common stock, including shares purchased by the Corporation on the open market for purposes of the 2019 Equity Plan.

If options or SARs granted under the 2019 Equity Plan (after December 31, 2018, including options or SARs under the 2014 Equity Plan) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any stock awards, stock units, or other equity awards (after December 31, 2018, including stock awards, stock units, or other equity awards under the 2014 Equity Plan) are forfeited, terminated or otherwise not paid in full, the shares subject to such grants (or after December 31, 2018, grants under the 2014 Equity Plan) will again be available for purposes of the 2019 Equity Plan. To the extent any grants (after December 31, 2018, including grants under the 2014 Equity Plan) are paid in cash, and not in shares of common stock, any shares previously subject to such grants (after December 31, 2018, including grants under the 2014 Equity Plan) will again be available for issuance or transfer under the 2019 Equity Plan. In the event that after withholding tax liabilities arising from a grant other than an option or SAR (after December 31, 2018, including grants other than options or SARs under the 2014 Equity Plan) are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Corporation, the shares so tendered or withheld will be added to the shares available for issuance under the 2019 Equity Plan. The following shares will not be added back to the shares authorized for issuance under the 2019 Equity Plan: (i) shares of stock tendered by a grantee or withheld by the Corporation in payment of the exercise price of an option (after December 31, 2018, including options under the 2014 Equity Plan); (ii) shares tendered by a grantee or withheld by the Corporation to satisfy any withholding taxes with respect to options or SARs (after December 31, 2018, including options or SARs under the 2014 Equity Plan); (iii) shares subject to SARs (after December 31, 2018, including SARs under the 2014 Equity Plan) that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Corporation on the open market or otherwise using cash proceeds from the exercise of options (after December 31, 2018, including options under the 2014 Equity Plan).

Effective Date.    If approved by our shareholders, the 2019 Equity Plan will become effective on May 30, 2019.

Minimum Vesting.    Any grant under the 2019 Equity Plan (excluding, for this purpose, (i) any substitute grants, (ii) shares delivered in lieu of fully vested cash-denominated grants and (iii) grants to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting) will be granted subject to a minimum vesting period of at least twelve months, such that no such grants will vest prior to the first anniversary of the applicable grant date; provided, that, the Committee may grant any such grants without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent of the shares of common stock reserved for issuance under the 2019 Equity Plan. For the avoidance of doubt, the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any grant, including in cases of retirement, death, disability or a change of control, in the terms of a grant or otherwise.

Limit on Non-Employee Director Awards.    The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all grants granted to any non-employee director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year, will not exceed $250,000, or $400,000 in the case of either a director serving in the role of non-executive chairman of the board of directors or lead independent director or in a director’s first year of service on the Board.

Individual Award Limit.    The maximum aggregate number of shares of company stock that can be subject to grants made under the 2019 Equity Plan to any individual during any calendar year is 300,000 shares, subject to adjustment for changes in capitalization. The foregoing individual share limit will apply without regard to whether such grants are to be paid in shares of common stock or cash.

Administration.    The 2019 Equity Plan is administered and interpreted by a committee consisting of members of our Board, which committee is appointed by the Board (the “Committee”). However, the Board will approve and administer all grants to non-employee directors. The Committee may delegate its authority under the 2019 Equity Plan to a subcommittee. The Committee has the sole authority to (i) determine the individuals to whom grants will be made under the 2019 Equity Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and lapse of restriction period and the acceleration of exercisability, vesting and lapse of any restriction period, (iv) amend the terms of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the 2019 Equity Plan. The Committee, which is the Compensation Committee, presently consists of Messrs. Wert (chairman), DeAngelo, Sullivan and Teets, each of whom is a non-employee director.

Eligibility for Participation.    All of our employees and the employees of our subsidiaries, including employees who are officers or members of our Board, and members of our Board who are not employees are eligible to participate in the 2019 Equity Plan. Consultants and advisors who perform services for us or any of our subsidiaries will also be eligible to participate in the 2019 Equity Plan, subject to certain conditions set forth in the 2019 Equity Plan. As of April 16, 2019, approximately 35 employees, no consultants and advisors, six non-employee directors of the Corporation and three non-employee directors of the Corporation’s subsidiary, Marlin Business Bank, would be eligible for grants under the 2019 Equity Plan.

Options.    The Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. The aggregate number of shares of common stock that may be issued under the 2019 Equity Plan as ISOs is 1,092,522 shares, and all shares issued under the 2019 Equity Plan as ISOs will count against the plan limit. Neither dividends nor dividend equivalents will be granted, paid or payable in respect of outstanding options.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2019 Equity Plan will be equal or greater than the last reported sale of the underlying shares of our common stock on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported). However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person will be at least 110% of the last reported sale of the underlying shares of our common stock on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported).

The Committee will determine the term of each option, which will not exceed ten years from the date of grant; however, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding shares, the term of the ISO may not exceed five years from the date of grant. Subject to the 2019 Equity Plan’s minimum vesting provisions, the period for when any option may first become exercisable will be determined by the Committee at the time of grant. The Committee may accelerate the exercisability of any option at any time for any reason. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The 2019 Equity Plan includes provisions relating to termination of options following termination of a grantee’s employment or service, which in some cases are subject to modification by the Committee, as described below. Generally, if a grantee’s employment or service terminates for any reason other than disability, death or for cause, the grantee’s option will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us. If a grantee ceases to be employed by, or provide service to us, on account of the grantee’s death or disability, or the grantee dies within 90 days following a termination of employment or service with us for any reason other than cause, the grantee’s options will terminate one year after the date on which the grantee ceases to be employed by, or provide service to us. If a grantee ceases to be employed by, or providing service to, us on account of cause or if following such termination of employment or service it is determined by the Committee that the grantee has engaged in conduct that constitutes cause, any option held by the grantee will terminate immediately. In each case described above, the Committee may specify a different termination date, but in any event no later than the expiration of the option term.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price: (i) in cash, (ii) with the approval of the Committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to part or all of the exercise price of the option or by attestation to ownership of such shares, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method approved by the Committee, to the extent permitted by applicable law.

Stock Appreciation Rights.    The Committee may grant SARs to a grantee in connection with, or independently of, any option granted under the 2019 Equity Plan. Subject to the 2019 Equity Plan’s minimum vesting provisions, the Committee will determine the period for when SARs may first become exercisable and whether SARs will be granted in connection with, or independently of, any options. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount of the SAR set forth in the grant instrument. The base amount of each SAR will be established by the Committee at the time the SAR is granted and will be equal to, or greater than, the last reported sale of the underlying shares of our common stock on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported). Payment upon exercise of a SAR will be in cash, in our common stock or a combination of cash and common stock, as determined by the Committee. SARs may be exercised while the grantee is employed by or providing service to us and our subsidiaries or within the same specified period of time after termination of such employment or service as provided with respect to options. Neither dividends nor dividend equivalents will be granted, paid or payable in respect of outstanding SARs.

Stock Awards.    The Committee may provide shares of our common stock under a stock award to any grantee for consideration or no consideration, and subject to such restrictions, if any, as determined by the Committee. Subject to the 2019 Equity Plan’s minimum vesting provisions, the Committee may establish conditions under which restrictions on stock awards lapse over a period of time or according to such other criteria (including restrictions based on the achievement of specific performance goals) as the Committee deems appropriate. The period of time that a stock award remains subject to restrictions is referred to below as the “restriction period.” The Committee may accelerate the vesting of any or all outstanding stock awards at any time for any reason.

Unless the Committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of common stock subject to the stock award and to receive any dividends or other distributions paid on such shares, subject to any restrictions determined appropriate by the Committee, including, without limitation, the achievement of specific performance goals; provided, however, that any shares, cash or any other property distributed as a dividend or otherwise with respect to any stock award as to which the restrictions have not yet lapsed will be accumulated or credited, and will be subject to the same restrictions and risk of forfeiture as such stock award and will not be paid until and unless the underlying stock award vests. The grantee cannot sell or otherwise dispose of shares of common stock during the restriction period. Subject to exceptions as the Committee deems appropriate, if a grantee ceases to be employed by, or providing service to, us or our subsidiaries during the restriction period, or if other specified conditions are not met, the stock award will terminate as to all shares covered by the grant as to which restrictions have not lapsed.

Stock Units.    The Committee may grant stock units, which are phantom rights that provide the grantee with the right to receive an amount based on the value of a share of our common stock on a future date, if specified conditions are met. Subject to the 2019 Equity Plan’s minimum vesting provisions, the Committee determines the number of stock units that will be granted, the requirements applicable to the stock units and any other terms and conditions of the stock unit. If a stock unit becomes distributable, it will be paid to the grantee in cash, shares of our common stock or a combination of cash and common stock, as determined by the Committee. The Committee may accelerate the vesting of any or all outstanding stock units at any time for any reason.

Other Equity-Based Awards.    The Committee may grant other equity-based awards that are awards (other than ISOs, NQSOs, SARs, stock awards, stock units or dividend equivalents) that are based on, measured by or payable in shares of our common stock to any grantee, on such terms and conditions as the Committee shall determine (“Other Equity Awards”). These Other Equity Awards may be awarded subject to the achievement of performance goals or other conditions and are payable in cash, our common stock or any combination of cash and common stock. Subject to the 2019 Equity Plan’s minimum vesting provisions, the terms and conditions for these Other Equity Awards will be determined by the Committee. The Committee may accelerate the vesting of any or all outstanding Other Equity Awards at any time for any reason.

Dividend Equivalents.    The Committee may grant dividend equivalent rights with respect to stock units and Other Equity Awards under such terms and conditions as determined by the Committee. Dividend equivalents entitle the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the stock unit and Other Equity Award is outstanding, on the shares of our common stock covered by the grant as if such shares were then outstanding. The terms and conditions of dividend equivalents are determined by the Committee; provided, however, that any dividend equivalents will be accumulated or credited, and will be subject to the same restrictions and risk of forfeiture as the stock units or Other Equity Awards to which they relate and will not be paid until and unless the underlying stock units or Other Equity Awards vest.

Performance-Based Compensation.    Under the 2019 Equity Plan, the Committee may structure awards as performance-based compensation.

The 2019 Equity Plan provides that when awards are granted, the Committee may establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the 2019 Equity Plan, including the employment requirements and payment terms. The performance goals may relate to the employee’s business unit or our performance and that of our subsidiaries as a whole, or any combination of the foregoing.

The Committee may use objectively determinable performance goals based on one or more of the following criteria: total shareholder return; total shareholder return as compared to total shareholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; asset quality; or such other performance criteria determined by the Committee at the time of grant.

Deferrals.    The 2019 Equity Plan provides that the Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such grantee in connection with any stock unit or Other Equity Award grant under the 2019 Equity Plan. If any such deferral election is permitted or required, the Committee will establish rules and procedures for such deferrals.

Adjustment Provisions.    If there is any change in the number or kind of shares of our common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class without our receipt of consideration, or if the value of the outstanding shares of our common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the 2019 Equity Plan, the maximum number of shares of our common stock for which any individual may receive grants in any year as described above, the kind and number of shares covered by outstanding grants, the kind and number of shares to be issued or transferred under the 2019 Equity Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2019 Equity Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change of control, described below, will apply.

Change of Control.    Upon a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such change of control, any outstanding options and SARs are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding grants are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then upon such change of control (x) all such outstanding options and SARs that are not assumed or replaced will accelerate and become fully exercisable, (y) the restrictions and conditions on all such outstanding stock awards that are not converted to similar grants will fully lapse and (z) all such outstanding stock units, any Other Equity Awards and dividend equivalents that are not converted to similar grants will be fully vested.

If, upon a change of control, a grantee’s grant is assumed (as described above) and if, within the two year period following the occurrence of such change of control, such grantee ceases to be employed by, or providing service to, the surviving corporation (or a parent or subsidiary of the surviving corporation) on account of a termination by the surviving corporation (or a parent or subsidiary of the surviving corporation) for any reason other than on account of cause, death or disability, then as of the date of such grantee’s termination of employment or service all of such grantee’s then outstanding (i) options and SARs will automatically accelerate and become fully exercisable, (ii) stock awards will have all restrictions and conditions immediately lapse and (iii) stock units, dividend equivalents and any Other Equity Awards will be fully vested.

Notwithstanding the foregoing, in the event of a change of control, the Committee may take any of the following actions with respect to any or all outstanding grants: (i) determine that outstanding options and SARs will accelerate and become fully exercisable, in whole or part; (ii) determine that the restrictions and conditions on outstanding stock awards will lapse, in whole or part; (iii) determine that outstanding stock units, Other Equity Awards and dividend equivalents will be fully vested, in whole or part; (iv) require that grantees surrender their outstanding options and SARs in exchange for a payment by us, in cash or our common stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares of our common stock subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable, (v) after giving grantees an opportunity to exercise their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate or (vi) determine that grantees will receive a payment in settlement of outstanding stock awards, stock units, dividend equivalents or any Other Equity Awards, if permitted under section 409A of the Code. Such surrender, termination or payment will take place as of the date of the change of control or such other date as the Committee may specify. Without limiting the foregoing, if the per share fair market value of our common stock equals or is less than the per share exercise price or base amount, as applicable, we will not be required to make any payment to the grantee upon surrender of the option or SAR.

For purposes of the 2019 Equity Plan, a change of control will generally be deemed to have occurred if one or the following events occurs:

•

any person becomes the beneficial owner of securities representing more than 50% of the voting power of our securities, provided that a change of control will not be deemed to occur as a result of a transaction in which we become a subsidiary of another corporation and in which our shareholders, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

•

consummation of (i) a merger or consolidation as a result of which our shareholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company; (ii) a sale or other disposition of all or substantially all of our assets; or (iii) our liquidation or dissolution.

The Committee may modify the definition of change of control for a particular grant as the Committee deems appropriate to comply with Section 409A of the Code or otherwise.

Transferability of Grants.    Generally, only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution. However, if permitted by the Committee, a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant instrument, that a grantee may transfer NQSOs to his or her family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the grantee receives no consideration for the transfer of NQSOs and the transferred NQSOs will continue to be subject to the same terms and conditions as were applicable to the NQSOs immediately before the transfer.

Right of Recapture/Corporation Policies.    The Committee may provide in a grant instrument that if at any time within the one year period after the date on which a grantee exercises an option or a SAR, or on which a stock award, stock unit or Other Equity Award vests or is paid, the grantee (i) is terminated for cause or (ii) engages in any activity that constitutes cause, the grantee will be required to pay to us any gain realized by the grantee from such event, upon notice from us. Further, all grants under the 2019 Equity Plan are subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by our Board of Directors, as in effect from time to time.

Participants Outside of the United States.    If any individual who receives a grant under the 2019 Equity Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country, and otherwise take specified actions as may be necessary or appropriate to comply with such laws.

No Repricing of Stock Options/SARs.    Without prior shareholder approval, the Committee will not (i) implement a cancellation/regrant program pursuant to which outstanding options or SARs under the 2019 Equity Plan are cancelled and new options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or SARs under the 2019 Equity Plan with exercise or base prices per share in excess of the then current fair market value per share of our common stock for consideration payable in cash, equity securities or in the form of any other award under the 2019 Equity Plan, except in connection with a change of control, or (iii) otherwise directly reduce the exercise price for options and SARs under the 2019 Equity Plan.

Amendment and Termination of the 2019 Equity Plan.    Our Board may amend or terminate the 2019 Equity Plan at any time, subject to shareholder approval if such approval is required in order to comply with the Code or under applicable laws or to comply with applicable stock exchange requirements. The 2019 Equity Plan will terminate on the day immediately preceding the tenth anniversary of its effective date (which, if the 2019 Equity Plan is approved by our shareholders, will be May 29, 2029, unless the 2019 Equity Plan is terminated earlier by our Board or is extended by our Board with the approval of the shareholders.

Federal Income Tax Consequences

The federal income tax consequences of grants under the 2019 Equity Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2019 Equity Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary depending on the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantee’s standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of common stock or payment of cash under the 2019 Equity Plan. Future appreciation on shares of common stock held after the ordinary income recognition event will be taxable as capital gain when the shares of common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•

If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

•

If an employee exercises an option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•

A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer and certain other officers in excess of $1,000,000 in any year.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy such withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

New Plan Benefits

No awards will be granted under the 2019 Equity Incentive Plan prior to its approval by our shareholders. All awards will be granted at the discretion of the Committee, and, accordingly, are not yet determinable.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the approval of the Corporation’s 2019 Equity Compensation Plan.

Proposal 4:

Ratification of Independent Registered Public Accounting Firm

The Audit and Risk Committee of the Board of Directors of the Corporation has appointed Deloitte & Touche LLP (“Deloitte”) as the Corporation’s independent registered public accounting firm (its “independent auditor”) to perform the audit of the consolidated financial statements and internal control over financial reporting of the Corporation and its subsidiaries for the fiscal year ending December 31, 2018. Deloitte has served as the Corporation’s independent auditor since June 24, 2005, and the Corporation’s shareholders are being asked to ratify the Corporation’s designation of Deloitte as its independent auditor the fiscal year ending December 31, 2019. The Board of Directors unanimously recommends ratification of the Corporation’s designation of Deloitte as its independent auditor.

The Corporation’s Review of Deloitte’s Independence

The Audit and Risk Committee annually reviews Deloitte’s independence and performance in deciding whether to retain Deloitte or engage a different independent auditor. In the course of these reviews, the committee considers, among other factors:

•	Deloitte’s historical and recent performance on the Corporation’s audit;

•	The quality and candor of Deloitte’s communications with the Audit and Risk Committee and management;

•	Deloitte’s capability and expertise in handling the breadth and complexity of the Corporation’s operations;

•	an analysis of Deloitte’s known legal risks and any significant legal or regulatory proceedings in which it is involved;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte and its peer firms;

•	the appropriateness of Deloitte’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;

•	Deloitte’s independence; and

•	Deloitte’s tenure as the Corporation’s independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure Deloitte’s independence.

Based on this evaluation, the Audit and Risk Committee believes that Deloitte is independent and that it is in the best interests of the Corporation and its shareholders to retain Deloitte as its independent auditor for 2019.

The Audit and Risk Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform. The Audit and Risk Committee’s policy also requires management to inform the Audit and Risk Committee throughout the year when the actual fees charged by the independent auditors for service are not consistent with the estimated fees for service.

During the year, circumstances may arise when it may be necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the Audit and Risk Committee approves the services before we engage the independent auditors.

During 2018, the Audit and Risk Committee pre-approved all audit and non-audit services provided by the independent auditors.

Vote Required

Although shareholder approval of this appointment is not required by law, the Bylaws or otherwise, or binding on the Corporation, the Corporation believes that its shareholders should be given the opportunity to express their views on the Corporation’s external financial accounting and therefore is submitting this matter to shareholder vote as a matter of good corporate practice. If the shareholders do not ratify the appointment of Deloitte as the Corporation’s independent, the Audit and Risk Committee will consider this vote in determining whether to continue the engagement of Deloitte as its independent auditor. Even if the designation is ratified, the Audit and Risk Committee may designate a different independent auditor at any time during the year if it determines that this would be in the best interests of the Corporation and/or its shareholders.

Approval of this proposal will require the affirmative vote of a majority of the Corporation’s common shares represented in person or by proxy at the Annual Meeting.

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections with respect to this proposal, or if you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selection with respect to this proposal, your shares will be considered as present and entitled to vote for the purpose of determining whether a quorum is present at the meeting, and your shares will be voted “FOR” Proposal 4.

A representative from Deloitte will be present at the meeting with an opportunity to make a statement and to respond with appropriate questions if the representative desires to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that our shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Report of the Audit and Risk Committee

Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit and Risk Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit and Risk Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information.

The Audit and Risk Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2018, with the Corporation’s management. The Audit and Risk Committee has discussed with the outside independent registered public accountants the matters required to be discussed by the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The outside independent registered public accounting firm provided to the Audit and Risk Committee the written disclosure required by the PCAOB. The Audit and Risk Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.

Based on the Audit and Risk Committee’s review and discussions noted above, the Audit and Risk Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

This report is submitted by the members of the Audit and Risk Committee of the Board of Directors:

John J. Calamari (Chairman)

Matthew J. Sullivan

J. Christopher Teets

James W. Wert

Independent Registered Public Accounting Firm

The following sets forth the fees paid to Deloitte & Touche LLP, the Corporation’s independent registered public accounting firm, for the last two fiscal years:

	2018	2017
Audit Fees	$1,169,579	$1,069,845
Audit-Related Fees	$0	$0
Tax Fees	$9,902	$9,651
All Other Fees	$0	$0

Total	$1,179,481	$1,079,496

Audit Fees.    Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

Tax Fees.    Consists of assistance rendered in preparation of proxy disclosures.

The Audit and Risk Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.

Certain Related Person Transactions

Under the Corporation’s Code of Ethics and Business Conduct, the Audit and Risk Committee must review and approve transactions with “related persons” (directors, director nominees and executive officers or their immediate family members, or shareholders owning 5% or greater of the Corporation’s outstanding common stock) in which the amount exceeds $120,000 and in which the related person has a direct or indirect material interest. Under this policy, full written disclosure must be submitted in writing to the Corporation’s General Counsel, who will submit it to the Audit and Risk Committee for review. The transaction must receive Audit and Risk Committee approval prior to the consummation of the transaction.

On March 26, 2007, the Corporation announced that it had received correspondence from the Federal Deposit Insurance Company (“FDIC”) approving the application for federal deposit insurance for its wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”), subject to certain conditions set forth in the order issued by the FDIC, dated as of March 20, 2007 (the “Order”). The Order provided that the approval of the Corporation’s Bank application was conditioned on Peachtree Equity Investment Management, Inc. (“Peachtree”) and WCI (Private Equity) LLC (“WCI”), whose sole manager is Peachtree, executing a passivity agreement with the FDIC to eliminate Peachtree’s and WCI’s ability to control the Bank. As a result, Peachtree, WCI and the FDIC entered into a Passivity Agreement, dated as of June 18, 2007 (the “Passivity Agreement”), which would be deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. In connection with the execution of the Passivity Agreement, the Corporation entered into a Letter Agreement, dated as of June 18, 2007, by and among the Corporation, Peachtree and WCI (the “Letter Agreement”), which is also deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. On March 11, 2008, the Corporation received approval from the FDIC for federal deposit insurance for the Bank, and approved the Bank to commence operations effective March 12, 2008. As a result of the approval, the Corporation became subject to the terms, conditions and obligations of the Letter Agreement. Under the terms of the Letter Agreement, the Corporation agreed to create one vacancy on the Corporation’s Board of Directors by increasing the size of the Board. The Corporation also agreed to take all necessary action to appoint one individual proposed by Peachtree and WCI as a member of the Board to serve as a director until the expiration of the term at the 2008 Annual Meeting of Shareholders. On April 17, 2008, Matthew J. Sullivan was appointed to the Board under the terms of the Letter Agreement, and Mr. Sullivan has continued to serve as a Board member under the provisions of the Letter Agreement that requires the Corporation to include an individual proposed by Peachtree and WCI on the Board’s slate of nominees for election as a director of the Corporation and to use its best efforts to cause the election of such individual so long as Peachtree and WCI are subject to the terms and conditions of the Passivity Agreement.

Section 16(a) Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2018 were filed on time except one for Mr. Wert filed in May of 2018 and one for Mr. Sullivan filed in March 2019.

Shareholder Proposals & Nomination of Directors for 2020 Annual Meeting

In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2020, all shareholder proposals must be delivered to or mailed and received by the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before January 1, 2020. We suggest that you send any such proposals by certified mail. The Board has the right to review shareholder proposals to determine if they meet the SEC requirements for being included in the proxy statement.

Shareholders may submit director nominations for consideration at the 2020 annual meeting if they meet the requirements set forth in the Bylaws. Notice of such nominations to the Corporate Secretary of the Corporation must delivered to or mailed and received at the principal executive offices of the Corporation not later than January 31, 2020, provided, however, that in the event that the 2020 annual meeting is called for a date that is not within thirty (30) days before or after May 30, 2020, then notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2020 annual meeting was mailed or such public disclosure of the date of the 2020 annual meeting was made, whichever first occurs.

In addition, our Bylaws provide for proxy access for properly nominated directors under certain circumstances. An Eligible Shareholder, or a group of up to 20 Eligible Shareholders, may nominate and include in the Corporation’s 2020 annual meeting proxy materials director nominees in a number up to 25 percent of the Board of the Directors in office as of January 1, 2020. To use the proxy access provision, a notice of proxy access nomination and information required by the Bylaws, which must include certain representations and agreements by the shareholder, must be received no earlier than December 2, 2019, and no later than January 1, 2020; provided, however, that in the event that the 2020 annual meeting is not scheduled to be held within a period that commences April 30, 2020, and ends July 29, 2020, then the proxy access notice must be so delivered to, and received by, the Corporate Secretary of the Corporation no earlier than one hundred and eighty (180) days and no later than the tenth (10th) day following the date the 2020 annual meeting is first publicly announced or disclosed.

The Corporation reserves the right to vote all proxies as it determines in its discretion on any shareholder proposals or nominations, pursuant to authority provided on the proxy card. Also, see the Corporation’s Director Nominations policy described above under “Governance of the Corporation.” We suggest that you send any such proposals and nominations by certified mail. The Board has the right to review nominations to determine if they meet the requirements set forth in the Bylaws for being included in the proxy statement.

Additional Information

Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relations page of the Corporation’s website at www.marlinfinance.com.

Other Matters

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ EDWARD R. DIETZ
Edward R. Dietz
Secretary

Mount Laurel, New Jersey

April 30, 2019

Appendix A

MARLIN BUSINESS SERVICES CORP.

2019 EQUITY COMPENSATION PLAN

The purpose of the Marlin Business Services Corp. 2019 Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Marlin Business Services Corp. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the “Board”) or any of its subsidiaries with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other equity-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders. The Company also believes that the Plan will serve to facilitate retention of the Company’s employees.

SECTION 1. ADMINISTRATION

(a) Committee.    The Plan shall be administered and interpreted by a committee consisting of members of the Board, which shall be appointed by the Board (the “Committee”). The Committee may consist of two or more persons who are “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Board shall ratify or approve any grants as it deems appropriate, and the Board shall approve and administer all grants made to non-employee directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent a Board or subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to such Board or subcommittee.

(b) Committee Authority.    The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and the restriction period and the acceleration of exercisability, vesting and lapse of a restriction period, (iv) amend the terms of any previously issued grant, subject to Section 19 below, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations.    The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

SECTION 2. GRANTS

Awards under the Plan may consist of grants of incentive stock options as described in Section 5 (“Incentive Stock Options”), nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), stock appreciation rights as described in Section 6 (“SARs”), stock awards as described in Section 7 (“Stock Awards”), stock units as described in Section 8 (“Stock Units”), and other equity-based awards as described in Section 9 (“Other Equity Awards”) (hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing (including electronically) by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant (including, in each case, electronically), that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Grantees.

SECTION 3. SHARES SUBJECT TO THE PLAN

(a) Shares Authorized.    Subject to adjustment as described below, a total of 1,092,522 shares of common stock of the Company (“Company Stock”) shall be authorized for Grants under the Plan, less one (1) share for every one (1) share granted under the Marlin Business Services Corp. 2014 Equity Compensation Plan (the “Prior Plan”) after December 31, 2018 and prior to the Effective Date (the “Plan Limit”). After the Effective Date, no Awards may be granted under the Prior Plan. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.

(b) Determination of Authorized Shares.    If, and to the extent, Options or SARs granted under the Plan (or after December 31, 2018, options or stock appreciation rights under the Prior Plan) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, or Other Equity Awards (or after December 31, 2018, stock awards, stock units, or other equity awards under the Prior Plan) are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants (or after December 31, 2018, grants under the Prior Plan) shall again be available for purposes of the Plan. To the extent any Grants (or after December 31, 2018, grants under the Prior Plan) are paid in cash, and not in shares of Company Stock, any shares previously subject to such Grants (or after December 31, 2018, grants under the Prior Plan) shall again be available for issuance or transfer under the Plan. In the event that after withholding tax liabilities arising from Grants other than Options or SARs (or after December 31, 2018, grants other than options or stock appreciation rights under the Prior Plan) are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the shares available for issuance under the Plan. Notwithstanding anything to the contrary contained herein, the following shares shall not be added back to the shares authorized for issuance under Section 3(a): (i) shares of Company Stock tendered by the Grantee or withheld by the Company in payment of the exercise price of an Option (or after December 31, 2018, options under the Prior Plan); (ii) shares tendered by the Grantee or withheld by the Company to satisfy any withholding taxes with respect to Options or SARs (or after December 31, 2018, options or stock appreciation rights under the Prior Plan); (iii) shares subject to SARs (or after December 31, 2018, stock appreciation rights under the Prior Plan) that are not issued in connection with its stock settlement on exercise thereof; and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options (or after December 31, 2018, options under the Prior Plan).

(c) Individual Limits.    The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 300,000 shares, subject to adjustment as described below. The foregoing individual share limits shall apply without regard to whether such Grants are to be paid in shares of Company Stock or cash.

(d) Adjustments.    If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (ii) a merger, reorganization or consolidation; (iii) a reclassification or change in par value; or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year as set forth in subsection (c) above, the kind and number of shares covered by outstanding Grants, the kind and number of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

(e) Minimum Vesting.    Notwithstanding any other provision of the Plan to the contrary, any Grant under the Plan (excluding, for this purpose, any (i) substitute grants, (ii) shares delivered in lieu of fully vested cash-denominated Grants and (iii) Grants to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting) shall be granted subject to a minimum vesting period of at least twelve (12) months, such that no such Grants shall vest prior to the first anniversary of the applicable grant date; provided, that, the Committee may grant any such Grants without regard to the foregoing minimum vesting requirement with respect to a maximum of five (5) percent of the shares of Company Stock reserved for issuance under the Plan pursuant to Section 3(a) hereof) (subject to adjustment under Section 3(c)). For the avoidance of doubt, the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Grant, including in cases of retirement, death, disability or a Change of Control, in the terms of the Grant or otherwise.

(f) Limit on Grants to Non-Employee Directors.    The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Grants granted to any member of the Board who is a Non-Employee Director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year, shall not exceed $250,000, except in a director’s first year of service on the Board or for the lead independent director and/or non-executive chairman of the Board, who will be subject to a $400,000 annual limit. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first grant, and not when paid or settled if later.

SECTION 4. ELIGIBILITY FOR PARTICIPATION

(a) Eligible Persons.    All employees of the Company and its subsidiaries (“Employees”), including Employees who are officers or members of the Board, and members of the Board of the Company or any of its subsidiaries who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Company or its subsidiaries, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) Selection of Grantees.    The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees”.

SECTION 5. OPTIONS

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor, upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares.    The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its subsidiaries, as defined in section 424 of the Code. In no event may an Incentive Stock Option be granted more than ten years after the earlier of (x) the date of the most recent adoption of the Plan by the Board of Directors or (y) the Effective Date. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii) The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(iii) If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the shares of Company Stock is a national securities exchange, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on such stock exchange or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term.    The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options.

(i) Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, including, without limitation Section 3(d), as may be determined by the Committee and specified in the Grant Instrument or in the Grantee’s employment agreement, if any, with the Employer. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii) The Committee may provide in a Grant Instrument that the Grantee may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(e) Grants to Non-Exempt Employees.    Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f) Termination of Employment, Disability or Death.

(i) Except as provided below, in a Grant Instrument or in the Grantee’s employment agreement, if any, with the Employer, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer (as defined below) as an Employee, Key Advisor or member of the Board.

(ii) In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death, or termination for Cause (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any, with the Employer), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(iii) In the event the Grantee ceases to be employed by, or provide service to, the Employer on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iv) In the event the Grantee ceases to be employed by, or provide service to, the Employer because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(v) If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(f)(ii) above (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any, with the Employer), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(vi) For purposes of the Plan:

(A) The term “Employer” shall mean the Company and its subsidiary corporations or other affiliates, as determined by the Committee.

(B) “Employed by, or provide service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units, Dividend Equivalents and Other Equity Awards, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.

(C) “Disability” shall mean, except as otherwise defined in the Grantee’s employment agreement, if any, with the Employer, a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee, or as otherwise determined by the Committee.

(D) “Cause” shall mean, except to the extent specified otherwise by the Committee or defined in the Grantee’s employment agreement, if any, with the Employer, a finding by the Committee that the Grantee (i) has materially breached his or her employment or service contract with the Employer and which breach has been materially and demonstrably detrimental to the Employer and has not been remedied by the Grantee after notice has been provided to the Grantee of such breach, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition or non-solicitation agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(g) Exercise of Options.    A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (w) in cash, (x) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (y) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (z) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 14) at such time as may be specified by the Committee.

(h) Limits on Incentive Stock Options.    Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a subsidiary (within the meaning of section 424(f) of the Code) of the Company. The aggregate number of shares of Company Stock that may be issued under the Plan as Incentive Stock Options is 1,092,522 shares, and all shares issued under the Plan as Incentive Stock Options shall count against the Plan Limit.

SECTION 6. STOCK APPRECIATION RIGHTS

The Committee may grant stock appreciation rights (“SARs”) to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:

(a) Base Amount.    The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR will be equal to, or greater than, the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

(b) Tandem SARs.    The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c) Exercisability.    A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions, consistent with the Plan, including, without limitation Section 3(d), as may be specified in the Grant Instrument or in the Grantee’s employment agreement, if any, with the Employer. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as described in Section 5(f). A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d) Grants to Non-Exempt Employees.    Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e) Value of SARs.    When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f) Form of Payment.    The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, shares of Company Stock, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

SECTION 7. STOCK AWARDS

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a) General Requirements.    Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee consistent with the Plan, including, without limitation Section 3(d). The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals, including those described in Section 12. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares.    The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c) Requirement of Employment or Service.    If the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company, unless the Grantee’s employment agreement, if any, with the Employer provides otherwise. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate.    During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except to a successor under Section 15(a). Each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends.    Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares; provided, however, that any shares, cash or any other property distributed as a dividend or otherwise with respect to any Stock Award as to which the restrictions have not yet lapsed shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Stock Award and shall not be paid until and unless the underlying Stock Award vests.

(f) Lapse of Restrictions.    All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine to accelerate the vesting and lapse of any Restriction Period of any or all outstanding Stock Awards at any time for any reason.

SECTION 8. STOCK UNITS

The Committee may grant phantom units representing one or more shares of Company Stock to an Employee, Non-Employee Director or Key Advisor, upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a) Crediting of Units.     Each Stock Unit shall represent the right of the Grantee to receive an amount based on the value of a share of Company Stock, if specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units.     The Committee may grant Stock Units that are payable if specified performance goals, including those under Section 12, or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units, including the vesting period, consistent with the Plan, including, without limitation Section 3(d). The Committee may determine to accelerate the vesting of any or all outstanding Stock Units at any time for any reason.

(c) Requirement of Employment or Service.    If the Grantee ceases to be employed by, or provide service to, the Employer during a specified period, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited, unless the Grantee’s employment agreement, if any, with the Employer provides otherwise. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Payment With Respect to Stock Units.    Payments with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.

SECTION 9. OTHER EQUITY AWARDS

The Committee may grant Other Equity Awards, which are awards (other than those described in Sections 5, 6, 7, 8 and 10 of the Plan) that are based on, measured by or payable in Company Stock to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Equity Awards may be awarded subject to the achievement of performance goals, including those under Section 12, or other conditions consistent with the Plan, including, without limitation Section 3(d), and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine. The Committee may determine to accelerate the vesting of any or all outstanding Other Equity Awards at any time for any reason.

SECTION 10. DIVIDEND EQUIVALENTS

The Committee may include in a Grant Instrument with respect to any grant of Stock Units or Other Equity Awards a dividend equivalent right (“Dividend Equivalents”) entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the Stock Unit or Other Equity Award is outstanding, on the shares of Company Stock covered by the Stock Unit or Other Equity Award as if such shares were then outstanding. The Committee shall determine whether Dividend Equivalents shall be paid in cash, in shares of Company Stock or in a combination and such other terms and conditions as the Committee deems appropriate; provided, however, that any Dividend Equivalents shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as the Stock Units or Other Equity Awards to which they relate and shall not be paid until and unless the underlying Stock Units or Other Equity Awards vest. For the avoidance of doubt, neither dividends nor Dividend Equivalents shall be granted, paid or payable in respect of outstanding Options or SARs.

SECTION 11. RIGHT OF RECAPTURE

The Committee may provide in a Grant Instrument that if at any time within the one year period after the date on which a Grantee exercises an Option or SAR, or on which a Stock Award, Stock Unit or Other Equity Award vests or is paid (each of which events is referred to as a “Realization Event”), the Grantee (a) is terminated for Cause or (b) engages in any activity that constitutes Cause, the Grantee shall be required to pay to the Company any gain realized by the Grantee from the Realization Event, upon notice from the Company. Such gain shall be determined as of the date of the Realization Event, without regard to any subsequent change in the Fair Market Value of Company Stock. The Company shall have the right to offset such gain against any amounts otherwise owed to the Grantee by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement), to the extent permitted by applicable law and section 409A of the Code.

SECTION 12. PERFORMANCE-BASED COMPENSATION

(a) Performance-Based Compensation.    The Committee may determine that Grants to an Employee shall become vested based on the achievement of certain performance goals.

(b) Performance Goals.    When Grants are granted, the Committee may establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan, including the employment requirements and payment terms. The performance goals may relate to the Employee’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee may use objectively determinable performance goals based on one or more of the following criteria: total shareholder return; total shareholder return as compared to total shareholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; asset quality; or such other performance criteria determined by the Committee at the time of grant.

SECTION 13. DEFERRALS

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Equity Awards. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals, subject to section 409A of the Code.

SECTION 14. WITHHOLDING OF TAXES

(a) Required Withholding.    All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants. The Company may require the payment of any taxes before issuing any shares of Company Stock pursuant to the Grant.

(b) Election to Withhold Shares.    If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Company Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

SECTION 15. TRANSFERABILITY OF GRANTS

(a) Nontransferability of Grants.    Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee (subject to Section 15(b)). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options.    Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

SECTION 16. CHANGE OF CONTROL OF THE COMPANY

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(b) The consummation of (i) a merger or consolidation of the Company with another consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

(c) Other Definition.    The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with section 409A of the Code or otherwise.

SECTION 17. CONSEQUENCES OF A CHANGE OF CONTROL

(a) Assumption of Grants.    Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such Change of Control, any outstanding Options and SARs are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding Grants are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then upon such Change of Control (x) all such outstanding Options and SARs that are not assumed or replaced shall accelerate and become fully exercisable, (y) the restrictions and conditions on all such outstanding Stock Awards that are not converted to similar grants shall fully lapse and (z) all such outstanding Stock Units, Other Equity Awards and Dividend Equivalents that are not converted to similar grants shall be fully vested.

(b) Acceleration of Exercisability/Vesting.    If a Grantee’s Grant is assumed as provided in Section 17(a) and if, within the two (2) year period following the occurrence of such Change of Control, such Grantee ceases to be employed by, or providing service to, the surviving corporation (or a parent or subsidiary of the surviving corporation) on account of a termination by the surviving corporation (or a parent or subsidiary of the surviving corporation) for any reason other than on account of Cause, death or Disability, then as of the date of such Grantee’s termination of employment or service all of such Grantee’s then outstanding (i) Options and SARs shall automatically accelerate and become fully exercisable, (ii) Stock Awards shall have all restrictions and conditions immediately lapse and (iii) Stock Units, Dividend Equivalents and Other Equity Awards shall be fully vested.

(c) Other Alternatives.    Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) determine that outstanding Options and SARs shall accelerate and become fully exercisable, in whole or part; (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or part; (iii) determine that outstanding Stock Units, Other Equity Awards and Dividend Equivalents shall be fully vested, in whole or part; (iv) require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (v) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate or (vi) determine that Grantees shall receive a payment in settlement of outstanding Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards, if permitted under section 409A of the Code. Such surrender, termination or payment will take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock equals or is less than the per share Exercise

Price or base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR.

SECTION 18. LIMITATIONS ON ISSUANCE OR TRANSFER OF SHARES

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

SECTION 19. AMENDMENT AND TERMINATION OF THE PLAN

(a) Amendment.    The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order to comply with the Code or other applicable laws or to comply with applicable stock exchange requirements.

(b) Prohibition on Repricing Programs.    The Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or SARs under the Plan are cancelled and new Options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Company Stock for consideration payable in cash, equity securities of the Company or in the form of any other award under the Plan, except in connection with a Change of Control transaction or (iii) otherwise directly reduce the exercise price in effect for outstanding Options or SARs under the Plan, without in each such instance obtaining shareholder approval.

(c) Termination of Plan.    The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

(d) Termination and Amendment of Outstanding Grants.    A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 25(c). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 25(c) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(e) Governing Document.    The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

SECTION 20. FUNDING OF THE PLAN

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

SECTION 21. RIGHTS OF PARTICIPANTS

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

SECTION 22. NO FRACTIONAL SHARES

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

SECTION 23. HEADINGS

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

SECTION 24. EFFECTIVE DATE OF THE PLAN

The Plan shall be effective on May 30, 2019 (the “Effective Date”), subject to approval of the Company’s shareholders.

SECTION 25. MISCELLANEOUS

(a) Grants in Connection with Corporate Transactions and Otherwise.    Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the parent or any of their subsidiaries in substitution for a stock option or stock awards grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Company Policies.    All Grants under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by the Board of the Company, as in effect from time to time.

(c) Compliance with Law.    The Plan, the exercise of Options and SARs, and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any provision that is designed to comply with section 16 of the Exchange Act or the legal requirements of section 422 or 409A of the Code as set forth in the Plan ceases to be necessary under section 16 of the Exchange Act or required under section 422 or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.

(d) Section 409A.    The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. All Grants shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) payments to be made upon a Change of Control shall only be made upon a “change of control event” under section 409A of the Code, (iv) unless the Grant specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code, and (v) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. Any Grant granted under the Plan that is subject to section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Grantee’s separation from service, to the extent necessary to avoid the imposition of taxes under section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within thirty (30) days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within sixty (60) days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code. Notwithstanding anything in this Plan or any Grant Instrument to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under this Plan, and in no event shall the Company have any responsibility or liability if any Grant does not meet the applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent nor warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(e) Employees Subject to Taxation Outside the United States.    With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(f) Employment Agreements.    If a Grantee has entered into an employment agreement with the Employer, the terms of the Grantee’s employment agreement shall govern Grants made to the Grantee under the Plan, to the extent consistent with the terms of the Plan.

(g) Governing Law.    The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARLIN BUSINESS SERVICES CORP.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees:		☐	☐	☐

01)	John J. Calamari 05) Matthew J. Sullivan
02)	Lawrence J. DeAngelo 06) J. Christopher Teets
03)	Scott Heimes 07) James W. Wert
04)	Jeffrey A. Hilzinger
The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	To approve the compensation of the Corporation’s named executive officers, on an advisory basis.							☐	☐	☐
3.	To approve the Corporation’s 2019 Equity Compensation Plan.							☐	☐	☐
4.	To ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm.							☐	☐	☐
NOTE: Other business may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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E79049-P24176

PROXY

MARLIN BUSINESS SERVICES CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARLIN BUSINESS SERVICES CORP.

I/We hereby appoint Edward R. Dietz, Jr. as proxyholder for me/us, and hereby authorize him to represent me/us at the 2019 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at the office of Morgan, Lewis & Bockius LLP, located at 1701 Market Street, Philadelphia, PA 19103 on May 30, 2019, at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present.

THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND FOR PROPOSALS 2, 3 AND 4. NOTE: IN THE PROXYHOLDER’S DISCRETION, THE PROXYHOLDER IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED AT THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Continued and to be signed on reverse side